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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2008

Dear Shareholder,

        You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Charles River Laboratories International, Inc. to be held at 8:30 a.m. on Thursday, May 8, 2008, at Charles River Laboratories International, Inc., 255 Ballardvale Street, Wilmington, MA 01887.

        At the Annual Meeting, nine persons will be elected to the Board of Directors. In addition to the election of directors, the Company will also ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2008. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

        Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                      Sincerely,

                      James C. Foster
                       Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be held on May 8, 2008.

        This proxy statement and our Annual Report to Shareholders are available at
www.criver.com/annual2008

        In addition, our Annual Report on Form 10-K for fiscal year 2007 can be found at the same website.

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on May 8, 2008

To the Shareholders of
Charles River Laboratories International, Inc.

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation (the Company), will be held on Thursday, May 8, 2008, at Charles River Laboratories International, Inc., 255 Ballardvale Street, Wilmington, MA 01887, at 8:30 a.m., for the following purposes:

  1.
  To elect nine members to the Board of Directors to hold office until the next Annual Meeting of Shareholders.

  2.
  To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 27, 2008.

  3.
  To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

        The Board of Directors has fixed the close of business on March 20, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

        All shareholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders and those holding proxies from shareholders.

By Order of the Board of Directors

Joanne P. Acford Corporate Secretary

April 2, 2008

Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage prepaid return envelope is enclosed for your convenience.

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.
251 Ballardvale Street
Wilmington, MA 01887
(781) 222-6000

PROXY STATEMENT
For Annual Meeting of Shareholders
To be Held May 8, 2008

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation (the Company or Charles River), of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at Charles River Laboratories International, Inc., 255 Ballardvale Street, Wilmington, MA 01887 on Thursday, May 8, 2008, at 8:30 a.m., and any adjournments thereof (the Meeting). The Notice of Meeting, this Proxy Statement, the enclosed proxy and the Company's Annual Report to Shareholders for the year ended December 29, 2007 are being mailed to shareholders on or about April 2, 2008. Copies of these documents may also be obtained free of charge through our website at www.criver.com/annual2008.

        When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy, the shares represented thereby will be voted "FOR" the election of the Board's nominees as directors and in favor of the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2008.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock is necessary to constitute a quorum at the Meeting. Votes of shareholders of record who are present at the Meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.

        If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. Broker non-votes are not counted for the purpose of electing directors or approving the ratification of the independent registered public accounting firm.

        The close of business on March 20, 2008 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. As of the close of business on March 20, 2008, the Company had 68,265,465 shares of common stock outstanding and entitled to vote. Holders of common stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by shareholders.

        The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of common stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid for such solicitation.

Votes Required

        Nominees for election as directors at the Meeting will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting. Withholding authority to vote for a nominee for director will have no affect on the outcome of the vote. The affirmative vote of the holders of a majority of the shares of common stock voting on the matter is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 27, 2008.

        Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be voted in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no affect on the voting on any matter that requires the affirmative vote of a plurality or a majority of the shares voting on the matter.

PROPOSAL ONE
ELECTION OF DIRECTORS

        Under the Company's By-laws, the number of members of the Company's Board of Directors is fixed from time to time by the Board of Directors but may be increased or decreased either by the shareholders or by the majority of directors then in office. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified or until their earlier death, resignation or removal.

        The Board of Directors has voted to nominate Mr. James C. Foster, Dr. Nancy T. Chang, Mr. Stephen D. Chubb, Mr. George E. Massaro, Dr. George M. Milne, Jr., Mr. C. Richard Reese, Mr. Douglas E. Rogers, Dr. Samuel O. Thier and Mr. William H. Waltrip for election at the Meeting. There are no family relationships between any of the Company's directors or executive officers. Dr. Chang and Mr. Reese, who joined our Board of Directors in 2007, were originally recommended by our Corporate Governance and Nominating Committee.

        Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of such nominees. In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee's place. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

        The Board unanimously recommends a vote "FOR" the election of each of these nominees for directors.

NOMINEES FOR DIRECTORS

Name and Age as of the 2008 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

James C. Foster	57
		Joined us in 1976 as General Counsel. Over the past 32 years, Mr. Foster has held various staff and managerial positions. Mr. Foster was named our President in 1991, Chief Executive Officer in 1992 and Chairman in 2000. Mr. Foster has been a director since 1989.

Nancy T. Chang	57
		Managing Director at OrbiMed Advisors, a healthcare investment firm, since 2007. Previously, Dr. Chang served as President, Chief Executive Officer and Chairman of the Board of Tanox, Inc., until it was sold in 2007. Dr. Chang co-founded Tanox, a public company created to address asthma, allergy, inflammation and diseases affecting the human immune system. From 1986 to 1992, Dr. Chang was an Associate Professor at Baylor College of Medicine in the Division of Molecular Virology. Between 1981 and 1986, Dr. Chang was employed by Centocor, Inc., serving as the Director of Research, Molecular Biology Group, from 1984 to 1986. Dr. Chang serves on the Boards of Directors of the Federal Reserve Bank in Houston and BioHouston, and the Board of Visitors of the University of Texas M.D. Anderson. Dr. Chang has been a director since 2007.

Stephen D. Chubb	64
		Former Chairman and Chief Executive Officer of Matritech, Inc., a leading developer of proteomics-based diagnostic products for the early detection of cancer, from its inception in 1987 until December 2007. Mr. Chubb is a director of MZT Holdings, Inc. (f/k/a Matritech, Inc.) He is also a certified public accountant. Previously, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Corp. Mr. Chubb serves as Chairman of the Board of Trustees of Mount Auburn Hospital in Cambridge, Massachusetts. From February 1999 to May 2002, Mr. Chubb served as a director of i-Stat Corporation, a manufacturer of diagnostic instruments. Mr. Chubb has been a director since 1994.

George E. Massaro	60
		Director and Vice Chairman of Huron Consulting Group, Inc., a management consulting company, since June 2004 (Vice Chairman since March 2005). Previously, Mr. Massaro had been Chief Operating Officer of Huron Consulting Group, Inc. and Huron Consulting Services LLC from June 2003 until March 2005, and served as a Managing Director of Huron Consulting Services LLC from August 2002 to May 2003. Prior to joining Huron, he was the Managing Partner of Arthur Andersen's New England practice from 1998 to 2002. Mr. Massaro has more than 35 years of accounting and auditing experience with expertise in a broad range of areas. Mr. Massaro also serves as a director of Eastern Bank Corporation, an independent mutual bank holding company in New England. Mr. Massaro is a certified public accountant and has been a director since 2003.

George M. Milne, Jr.	64
		Retired from Pfizer Inc. in 2002 after working at the company in research and management positions for nearly 32 years, including Executive Vice President of Global Research and Development and President of Central Research, with global responsibility for Human and Veterinary Medicine R&D. Dr. Milne serves as a director of Mettler-Toledo International, Inc. and Athersys, Inc., and is a venture partner of Radius Ventures LLC. Dr. Milne has been a director since 2002.

C. Richard Reese	62
		Chairman and the Chief Executive Officer since 1981 (Chairman since 1995) of Iron Mountain Incorporated, a global public information protection and storage company. Mr. Reese has been a director since 2007.

Douglas E. Rogers	53
		Partner and founding member of Blackstone Healthcare Partners LLC, the healthcare partnership with The Blackstone Group, a public global alternative asset management and provider of financial advisory services, since April 2003. Mr. Rogers has extensive experience in health care private equity investing and investment banking, including as Managing Director of Donaldson Lufkin & Jenrette's Merchant Banking Group and Managing Director of Credit Suisse First Boston's Private Equity Group. Previously, Mr. Rogers was a Vice President at Kidder Peabody & Co., Senior Vice President at Lehman Brothers and head of U.S. Investment Banking at Baring Brothers. Mr. Rogers serves as a director of Computerized Medical Systems, Inc., Gerresheimer Group GmbH, and previously served on our Board from 1999 until 2001. Mr. Rogers has been a director since 2002.

Samuel O. Thier	70
		Professor of Medicine and Health Care Policy, Emeritus at Harvard Medical School, Massachusetts General Hospital. In December 2002, Dr. Thier retired from the position of Chief Executive Officer of Partners HealthCare System, Inc., which he had held since July 1996. Previously, he served as President of Partners HealthCare System, Inc. from 1994 to 1996, Chief Executive Officer of MGH Corporation from 1994 to 1997, President of Massachusetts General Hospital from 1994 through 1996, and as President of Brandeis University from 1991 to 1994. He has served as President of the Institute of Medicine, National Academy of Sciences, and is a Fellow of the American Academy of Arts and Sciences. Dr. Thier was previously a director of the Federal Reserve Bank of Boston and a Trustee of The Commonwealth Fund. Dr. Thier is a director of Merck & Co., Inc., a member of the Boards of Overseers of TIAA-CREF and of Cornell University Weill Medical College. Dr. Thier has been a director since 2000.

William H. Waltrip	70
		Retired Chairman and Chief Executive Officer of Bausch & Lomb, Incorporated. Mr. Waltrip was Chairman of the Board of Directors of Technology Solutions Company from 1993 to 2003. Previously, Mr. Waltrip served as Chief Executive Officer of Technology Solutions Company, as Chairman and Chief Executive Officer of Biggers Brothers, Inc., and as President and Chief Operating Officer of IU International Corporation. He was also previously President, Chief Executive Officer and a director of Purolator Courier Corporation and was formerly a director of Bausch & Lomb. He is a director of Thomas & Betts Corporation and Theravance, Inc. Mr. Waltrip has been a director since 1996.

Corporate Governance

        We are committed to operating our business with integrity and accountability. We strive to meet or exceed all of the corporate governance standards established by the New York Stock Exchange (NYSE), the Securities and Exchange Commission (SEC), and the federal government as implemented by the Sarbanes-Oxley Act of 2002. Each of our Board members, other than Mr. Foster who is also Chief Executive Officer and President of the Company, are independent and have no significant financial, business or personal ties to the Company or management and all of our Board committees are composed of independent directors. Our Board adheres to our Corporate Governance Guidelines and our Code of Business Conduct and Ethics which has been communicated to employees and posted on our website. We are diligent in complying with established accounting principles and are committed to providing financial information that is transparent, timely and accurate. We have a Related Person Transactions Policy in order to promote the timely identification of transactions with related persons (as defined by the SEC) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. We have established global processes through which employees, either directly or anonymously, can notify management (and the Audit Committee of the Board of Directors) of alleged accounting and auditing concerns or violations including fraud. Our internal Disclosure Committee meets regularly and operates pursuant to formal disclosure procedures and guidelines to help ensure that our public disclosures, including our periodic reports filed with the SEC, earnings releases and other written information that we disclose to the investment community, are accurate and timely. We will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations. Copies of our Corporate Governance Guidelines, Code of Business Conduct and Ethics and our Related Person Transactions Policy are available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption. In addition, a copy of our Corporate Governance Guidelines, as amended in February 2008, is attached to this Proxy Statement as Appendix A.

  Contacting the Board of Directors

        In order to provide shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Company has adopted the following procedures for communications to directors. Shareholders and other interested parties may contact the Lead Independent Director of the Board of Directors, William H. Waltrip, by writing to Mr. Waltrip, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887, or by email at CRLLeadDirector@crl.com. All communications received in this manner will be kept confidential and forwarded by the Corporate Secretary directly to the Lead Independent Director.

  Director Qualification Standards; Director Independence

        Pursuant to the NYSE listing standards, our Board has adopted a formal set of Director Qualification Standards (Standards) with respect to the determination of director independence. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. In accordance with these Standards, it must be determined that the director has no material relationship with the Company other than as a director. The Standards also prohibit Audit Committee members from any direct or indirect financial relationship with the Company, and restrict commercial relationships of all directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all directors are required to deal at arm's length with the Company and its subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest. The Board has determined that eight of the nine directors standing for re-election to the Board are independent under these

Standards. The Board has determined that Mr. Foster does not qualify as an independent director due to his employment as Chief Executive Officer and President of the Company. As a result, Mr. Foster is not a voting member of any committee of the Board, except the Executive Committee.

        In the course of the Board's determining the independence of each director other than Mr. Foster, it considered any transactions, relationships and arrangements as required by the Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:

  •
  each of our non-employee directors, the annual amount of sales to and/or purchases from the organization where he or she serves as an executive officer being below the greater of $1 million or two percent (2%) of the consolidated gross annual revenues of each of those organizations; and

  •
  Mr. Massaro, the annual amount of sales to and/or purchases from a company where one of his immediate family members served as an executive officer, and determined that the amount was below the greater of $1 million or two percent (2%) of the consolidated gross annual revenues of that company.

        In addition, with respect to all of the Company's non-employee directors, the Board considered the amount of the Company's discretionary charitable contributions to organizations where he or she serves as an officer, director or trustee, and determined that the Company's contributions constituted less than the greater of $1 million or two percent (2%) of such organization's total annual gross revenues during the organization's last three completed fiscal years.

        In conducting this analysis, the Board considered all relevant facts and circumstances, utilizing information derived from the Company's books and records and responses to questionnaires completed by the directors in connection with the preparation of this Proxy Statement. For information about the entities our non-employee directors serve or have served as either (1) an executive officer or (2) an officer, director or trustee of a charitable institution, you are directed to see their biographies adjacent to their pictures above in this Proxy Statement.

        The independent members of the Board of Directors typically meet in executive sessions following each regularly scheduled meeting of the full Board of Directors. Mr. Waltrip, the Lead Independent Director, has been chosen by the Board to preside at the executive sessions of the non-management directors. Mr. Foster does not attend such executive sessions of the Board. The full text of our Director Qualification Standards is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption, within our Corporate Governance Guidelines, and is also attached at the end of Appendix A to this Proxy Statement.

The Board of Directors and its Committees

  Meeting Attendance

        All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. All of the then-current members of the Board attended the 2007 Annual Meeting of Shareholders. During 2007, there were six meetings of the Board of Directors. Each director attended 75% or more of the aggregate number of Board meetings and the committee meetings of the Board on which he or she served during 2007 (for purposes of Dr. Chang and Mr. Reese, we make this determination only from the time of their election to the Board).

  Audit Committee and Financial Experts

        The Audit Committee met six times in 2007. During 2007, the members of the Audit Committee included Messrs. Chubb, Massaro, and Waltrip. The Board of Directors has unanimously determined that Messrs. Chubb and Massaro qualify as "audit committee financial experts" under Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934 and the NYSE regulations. In addition, the Board of Directors has determined that each of the members of the Audit Committee is "independent" under the rules of the NYSE and the SEC. The Audit Committee is responsible for the engagement of our independent registered public accounting firm, reviewing the plans and results of the audit engagement with our independent registered public accounting firm, approving services performed by and the independence of our independent registered public accounting firm, considering the range of audit and non-audit fees, consulting with our independent registered public accounting firm regarding the adequacy of our internal controls and reviewing annual and quarterly financial statements. The Audit Committee is also responsible for administering our Related Persons Transaction Policy. A copy of the Audit Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

  Compensation Committee

        The Compensation Committee met six times during 2007 and was comprised of the following members: Ms. Linda McGoldrick (through the completion of her Board term in May 2007), Messrs. Milne, Rogers and Waltrip, and, following her election to our Board in October 2007, Dr. Chang. The Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE and the SEC. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for the Company in light of all relevant circumstances and which provide incentives that further the Company's long-term strategic plan and are consistent with the culture of the Company and the overall goal of enhancing shareholder value. The Compensation Committee reviews compensation structure, policies, and programs to ensure (1) that legal and fiduciary responsibilities of the Board of Directors are carried out and (2) that such structure, policies and programs contribute to the success of the Company. In addition, the Compensation Committee reviews, approves and makes recommendations on the Company's compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee determines and approves the compensation of the CEO and reviews the CEO's recommendations on compensation for all of the Company's executive officers, and approves such compensation when determined. As discussed below under "Compensation Discussion and Analysis—Other Factors Underlying the Ongoing Implementation of the Compensation Program—Role of Executive Officers in Setting Compensation Parameters", other than Messrs. Foster and Johst, no executive officers of the Company play a significant, ongoing role in assisting the Compensation Committee in setting executive or director compensation. The Compensation Committee also administers the Company's equity incentive plans. A copy of the Compensation Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

Compensation Consultant Disclosure.

        The Compensation Committee engages Pearl Meyer & Partners (our outside consultants) as outside compensation consultants to advise the Compensation Committee on all matters related to the Company's senior executives' total cash compensation and long-term incentive compensation. The Company's Human Resources Department assisted in coordinating the selection process that resulted in their engagement, which was conducted through an open "request for proposal" and accordingly Mr. David Johst, as the executive officer responsible for that department, as well as Mr. Foster, each provided input during the process. In 2007, the outside consultants assisted the Compensation Committee with the following:

  •
  review and validation of the Company's peer competitor group;

  •
  review of the Company's competitive market data for its executives and observations on program design, including pay philosophy, pay levels, and incentive pay mix;

  •
  determination of metrics for annual long-term incentive (LTI) awards for all management levels; and

  •
  preparation of annual tally sheets for use in evaluating total executive pay packages.

        In addition, from time to time, as requested, the outside consultants provide advice to the Corporate Governance and Nominating Committee with respect to reviewing and structuring our policy regarding fees paid to and other equity compensation awarded to non-employee directors. Except as described above, the Company does not receive any other services from the outside consultants, nor has the Company utilized the services of any other compensation consultant in matters affecting senior executive or director compensation.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee met five times during 2007. The members of the committee included Dr. Thier, Messrs. Chubb and Waltrip, Ms. McGoldrick (through the end of her term in May 2007) and Mr. Reese (following his election to our Board in December 2007). The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee are "independent" under the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, participation and size of the Board, changes in the organization and procedures of the Board, and compensation (including equity compensation) of non-employee directors. The Corporate Governance and Nominating Committee oversees matters of corporate governance, including Board performance and director education, and considers and selects director nominees, including those submitted by shareholders in accordance with the by-laws for recommendation to the Board. The Corporate Governance and Nominating Committee also recommends directors for appointment to committees of the Board. The Corporate Governance and Nominating Committee oversees the Company's Corporate Governance Guidelines and Code of Business Conduct and Ethics. A copy of the Corporate Governance and Nominating Committee Charter is available on our website at www.criver.com under the "Investors Relations—Corporate Governance" caption.

        The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, professional search firms, shareholders or other persons. All candidates complete a nominee questionnaire that solicits information regarding the nominee's background, board experience, industry experience, independence, financial expertise, and other relevant information and are interviewed by the Chairman of the Board and at least one member of the Corporate Governance and Nominating Committee. These candidates are discussed at regular or special meetings of the Committee, and may be considered at any point during the year. As described below, the Corporate Governance and Nominating Committee considers properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. The Corporate Governance and Nominating Committee evaluates the candidates based on the minimum qualifications described below as well as the criteria set forth in the Company's Corporate Governance Guidelines. In evaluating such nominations, the Corporate Governance and Nominating Committee seeks to recommend to shareholders a group that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas.

  Board Nomination Process

        The Corporate Governance and Nominating Committee has adopted guidelines regarding the qualifications required for Board nominees. These guidelines are designed to assure that the Board of Directors is composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. Diversity in business background, area of expertise, gender and ethnicity are also considered. The criteria for director nominees include: the candidate's professional experience and personal accomplishments; the candidate's independence from the Company and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate's ability to function as a member of a diverse group; and an understanding of the Board's governance role.

        The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Shareholders may submit director recommendations to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. Recommendations for consideration of nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date of the Company's Proxy Statement released to shareholders in conjunction with the previous year's meeting.

PROPOSAL TWO
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 27, 2008 and the effectiveness of the Company's internal control over financial reporting as of December 27, 2008. PricewaterhouseCoopers LLP was the Company's independent registered public accounting firm for the fiscal year ended December 29, 2007 and audited the Company's financial statements for the fiscal year ended December 29, 2007 and the effectiveness of the Company's internal control over financial reporting as of December 29, 2007. The Audit Committee proposes that the shareholders ratify this appointment for the fiscal year ending December 27, 2008. The Company expects that a representative of PricewaterhouseCoopers LLP will be present at the Meeting, with the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

        In the event that ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company is not obtained at the Meeting, the Audit Committee will reconsider its appointment.

        The affirmative vote of a majority of the shares present or represented and entitled to vote at the Meeting is required to ratify the appointment of the independent registered public accounting firm.

Statement of Fees Paid to Independent Registered Public Accounting Firm

        The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements for the years ended December 29, 2007 and December 30, 2006, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2007	2006
Audit fees(1)	$2,840,318	$3,408,910
Audit-related fees(2)	112,760	724,517
Tax fees(3)	256,680	242,115
All other fees(4)	6,000	1,400

Total(5)	$3,215,757	$4,376,942

(1)
Audit fees consisted of work performed in the integrated audit of the Company's annual consolidated financial statements filed on Form 10-K, audit activity directly related to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company's quarterly condensed consolidated financial statements filed on Forms 10-Q, and the audits of statutory financial statements of certain foreign subsidiaries. All such services were approved in advance by the Audit Committee.

(2)
Audit-related fees consisted principally of work performed in the audit of the Company's employee benefit plans, financial due diligence services in connection with acquired and divested businesses, and convertible debt offerings. All such services were approved in advance by the Audit Committee.

(3)
Tax fees related to tax compliance, consulting, and tax return preparation. All such services were approved in advance by the Audit Committee.

(4)
All other fees consisted of fees for an accounting research tool. All such services were approved in advance by the Audit Committee.

(5)
None of the non-audit services constitute a prohibited activity for the Company's independent auditor under the Sarbanes-Oxley Act of 2002 or related SEC or NYSE regulations. Amounts reflected in the table do not include $370,470 in fees related to work performed in 2006 with respect to the audit of the Company's clinical services Phase II-IV business which was sold to Kendle International, Inc. in August 2006. In accordance with the contractual obligations between the Company and Kendle in connection with the sale, Kendle has reimbursed the Company for all such amounts.

Policy and Procedures on Engagement and Retention of the Independent Auditor for Audit, Audit-Related and Non-Audit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company's independent auditor. In recognition of this responsibility, the Audit Committee has established a policy for pre-approving all audit and permissible non-audit services provided by its independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management submits to the Audit Committee for approval, a summary of services expected to be rendered during that year for all such services. Prior to engagement, the Audit Committee pre-approves a budget for each category of services. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget, quarterly, by category of service. Additional service engagements that exceed these pre-approved limits must be submitted to the Audit Committee for pre-approval. The Audit Committee of the Board of Directors has considered whether the provision of the services described above under the captions "tax fees" and "all other fees"

is compatible with maintaining PricewaterhouseCoopers LLP's independence. The Audit Committee has concluded that these services do not compromise PricewaterhouseCoopers LLP's independence.

        The Audit Committee recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 27, 2008.

BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth certain information as of March 1, 2008, with respect to the beneficial ownership of shares of the Company's common stock by (1) each person known to the Company to own beneficially more than 5% of the outstanding shares of common stock, (2) each current director and nominee for director of the Company, (3) each of the executive officers listed in the Summary Compensation Table set forth below under the caption "Compensation of Executive Officers" (the Named Executive Officers), and (4) the current directors and executive officers of the Company as a group. As of March 1, 2008, there were 68,388,218 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares beneficially owned as of March 1, 2008		Percentage of Shares Outstanding
5% Shareholders
Wellington Management Company, LLP	7,497,630	(1)	11.0%
FMR Corp.	5,221,283	(2)	7.6%
Capital World Investors	4,355,000	(3)	6.4%
Neuberger Berman Inc.	4,100,347	(4)	6.0%
Named Executive Officers
James C. Foster	1,072,861	(5)	1.6%
Thomas F. Ackerman	221,682	(6)	*
Real H. Renaud	188,930	(7)	*
David P. Johst	250,927	(8)	*
Nancy A. Gillett	62,098	(9)	*
Outside Directors
Nancy T. Chang	13,000	(10)	*
Stephen D. Chubb	66,773	(11)	*
George E. Massaro	45,986	(12)	*
George M. Milne, Jr.	54,000	(13)	*
C. Richard Reese	3,000	(14)	*
Douglas E. Rogers	5,349	(15)	*
Samuel O. Thier	37,400	(16)	*
William H. Waltrip	72,773	(17)	*
All executive officers and directors as a group (13 persons)	2,094,779	(18)	3.00%

*
Less than 1%.

(1)
The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2008, by Wellington Management Company, LLP. Wellington Management has shared voting power with respect to 6,133,740 of the shares reported and shared dispositive power with respect to 7,461,230 of the shares reported in the table. The address of Wellington Management is 75 State Street, Boston, MA 02109.

(2)
The information reported is based on a Schedule 13G/A filed with the SEC on February 14, 2008, by FMR LLC, the parent company of Fidelity Management and Research Company. FMR Corp. has sole dispositive power with respect to all of the shares reported and sole voting power with respect to 435,681 shares reported in the table. The address of FMR LLC. is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)
The information reported is based on a Schedule 13G filed with the SEC on February 11, 2008, by Capital World Investors, a division of Capital Research and Management Company. Capital World Investors has sole voting power with respect to 2,855,000 of the shares reported and sole dispositive power with respect to all of the shares reported in the table. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071. Capital World Investors disclaims beneficial ownership of the shares reported in the table.

(4)
The information reported is based on a Schedule 13G/A filed with the SEC on February 13, 2008, by Neuberger Berman, Inc. Neuberger Berman has shared dispositive power with respect to all of the shares reported in the table, sole voting power with respect to 2,149,855 of the shares reported in the table, and shared voting power with respect 1,121,600 shares reported in the table. The address of Neuberger Berman is 605 Third Avenue, New York, New York 10158.

(5)
Includes 771,469 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of March 1, 2008.

(6)
Includes 147,080 shares of common stock subject to options held by Mr. Ackerman that are exercisable within 60 days of March 1, 2008.

(7)
Includes 124,180 shares of common stock subject to options held by Mr. Renaud that are exercisable within 60 days of March 1, 2008.

(8)
Includes 188,327 shares of common stock subject to options held by Mr. Johst that are exercisable within 60 days of March 1, 2008.

(9)
Includes 8,462 shares of common stock subject to options held by Dr. Gillett that are exercisable within 60 days of March 1, 2008.

(10)
Includes 0 shares of common stock subject to options held by Dr. Chang that are exercisable within 60 days of March 1, 2008.

(11)
Includes 42,000 shares of common stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 1, 2008.

(12)
Includes 36,000 shares of common stock subject to options held by Mr. Massaro that are exercisable within 60 days of March 1, 2008.

(13)
Includes 42,000 shares of common stock subject to options held by Dr. Milne that are exercisable within 60 days of March 1, 2008.

(14)
Includes 0 shares of common stock subject to options held by Mr. Reese that are exercisable within 60 days of March 1, 2008.

(15)
Includes 0 shares of common stock subject to options held by Mr. Rogers that are exercisable within 60 days of March 1, 2008.

(16)
Includes 33,000 shares of common stock subject to options held by Dr. Thier that are exercisable within 60 days of March 1, 2008.

(17)
Includes 42,000 shares of common stock subject to options held by Mr. Waltrip that are exercisable within 60 days of March 1, 2008.

(18)
Includes 1,433,918 shares of common stock subject to options exercisable within 60 days of March 1, 2008. None of the 2,094,179 shares reflected have been pledged as security.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10% of the common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the common stock and other equity securities of the Company. Officers, directors and such beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 29, 2007, all Section 16(a) filing requirements applicable to its officers, directors and such beneficial owners were complied with, except that Forms 4 reporting: (1) the grant of 2,000 shares of restricted stock and 6,000 stock options as part of our non-employee director compensation package to each of Mr. Chubb, Mr. Massaro, Dr. Milne, Mr. Rogers, Dr. Thier and Mr. Waltrip in May 2007, (2) the withholding of Mr. Christophe Berthoux's common stock incident to the vesting of restricted common stock in May 2007, and (3) the sale by Mr. Chubb of 1,000 shares pursuant to a Rule 10b5-1 trading plan in October 2007 were all filed late. Each of these late filings was a result of administrative error.

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company's compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance. Charles River specifically cautions investors not to apply these statements to other contexts.

Overview

        Our success depends on the continued services of our senior management team, as well as the retention of other members of management and key personnel. Ultimately, loss of the services of these individuals, as well as the failure to recruit additional managerial, scientific and technical talent in a timely manner, could harm our business. With these considerations in mind, the Compensation Committee (referred to in this section of the Proxy Statement as the Committee) has overseen the development, implementation and administration of the Company's Executive Compensation Program (the Compensation Program or Program) described below.

Objectives of the Compensation Program

        The Committee, which is composed entirely of independent directors, reviews and monitors the Compensation Program and compensation policies by reference to specific objectives which are established in accordance with its charter (a copy of the Committee's charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption). The Committee recognizes the importance of establishing clear objectives for the Company's Compensation Program and the value of comparatively evaluating current and proposed compensation policies and practices in terms of their relative effectiveness in advancing those objectives. In keeping with the Company's philosophy that the Compensation Program should appropriately align executive compensation with both the short and long-term performance of the Company, the Committee has determined that the Compensation Program should achieve the following objectives:

Objective	Mechanism for Achievement
Attract and Retain Superior Talent	Offer appropriately competitive compensation packages to talented managers, scientists and technical personnel who meet our ongoing organizational needs. Ensure that we continue to have access to, and to be seen as an attractive employer for, such talent.

Support the Achievement of Desired Levels of Company Performance	Create meaningful incentives for individuals to achieve established and clearly communicated key financial and strategic goals, at each of the Company, business segment, and business unit levels.

Align the Interests of Executives with the Long-Term Interests of Shareholders	Require a significant amount of each executive's total compensation package to be dependent on corporate performance and other specific measures that ultimately impact shareholder value.

Differentially and Meritoriously Reward Individual Performance	Provide additional remuneration to high-level performers, while limiting overall compensation payable to individuals whose performance is determined to be substandard for the relevant performance period. Ensure that individual compensation is aligned with individual levels of contribution, while simultaneously promoting achievement of broader Company performance objectives.

Promote Accountability	Continue our long-standing practice of not entering into employment agreements with all of our U.S.-based corporate executive officers, including all of our named executive officers, so that each is considered an "at will" employee, similar to virtually all of our other 8,500 employees. Evaluate performance without concern for the constraints that an employment agreement might impose on the Company and, in conjunction with our merit-based compensation elements, hold each executive officer accountable for his or her respective performance and contributions to the Company.

        In furtherance of these objectives the reward structure underlying the Compensation Program is specifically designed to encourage the following employee behaviors that are expected to (and have historically proven to) heighten individual and Company performance levels and, ultimately, to enhance shareholder value:

Desired Behaviors	Compensation Elements

Achievement of Short-Term Financial Objectives	• Annual Cash Incentive Awards—primarily determined through a combination of several financial performance measures and indicators to assess short-term performance

Focus on Key Short-Term (non-financial) Deliverables Designed to Enhance Long-Term Strategic Positions	• Annual Cash Incentive Awards—depending on strategic imperatives, may be based on ability to provide key deliverables identified by their strategic importance, level of complexity, or the intensity of effort required to achieve desired outcomes.
• Performance Awards (within the Long-Term Equity compensation element)—contingent on achievement of individualized and highly challenging goals over a 12 month performance-based period

Focus on Long-Term Stock Appreciation	• Stock Option Grants and Restricted Stock Grants issued with time vesting provisions (currently 4 years)
• Stock Ownership Guidelines for Officers require executives to maintain specified levels of stock ownership in the Company

Promoting Retention	• Stock Option Grants and Restricted Stock Grants issued with time vesting provisions
•    Deferred Compensation Program includes Company contributions with a time vesting provision
• Voluntary termination involves forfeiture of previously granted long-term compensation

Balanced Focus on Company, Business Segment and Business Unit Objectives	• Annual Cash Incentive Awards and Performance Awards each incorporate differential weighting of incentives to motivate desired behaviors in those areas where they are expected to yield the greatest return for the Company

Compensation Elements

        The Company's Compensation Program for members of senior management (including the Chief Executive Officer and the other four executives who are identified in the Summary Compensation Table below (to whom we refer as our named executives)) for fiscal year 2007 (as well as for the current fiscal year) consists of the following core and supplemental elements:

Core Elements	Supplemental Elements

• Base salary • Annual cash incentive awards • Long-term equity incentive awards • Other Benefits and Perquisites	• Company contributions to the Deferred Compensation Plan • Termination and Change of Control Agreements • Pension Plans

        The core elements of compensation are typically those which the Committee evaluates on an annual basis, while the supplemental elements are programs or arrangements that the Company has installed for strategic reasons which may potentially provide additional compensation to the executive.

        Annual base salary represents a relatively small (less than 24%) portion of our executive officers' core compensation. In fact, on average 77% percent of target annual compensation for our named executives varies each year based on the Company's performance reflecting the Committee's focus on ensuring that senior management is appropriately rewarded for actual achievements. The following chart shows the 2007 total core compensation mix (based on targeted (not actual) compensation, except that the value of perquisites and other benefits are based on actual amounts).

Compensation Element	Foster	Ackerman	Renaud	Johst	Gillett	Average
Long-Term Equity Incentive Awards	66.4%	62.8%	55.3%	62.4%	65.0%	62.4%

Annual Cash Incentive Awards	15.0	13.6	16.8	14.2	13.4	14.6

Base Salary	15.0	19.4	23.9	20.3	19.1	19.5

Other (Benefits and Perquisites)	3.6	4.2	4.0	3.1	2.5	3.5

  Total Compensation Strategy and Peer Group

        The Committee attempts to adhere to a methodology that provides total core compensation to executive officers that is targeted by reference to an applicable peer group of companies which are similar in size and stage of development to the Company (the peer group), including companies that primarily provide preclinical products and services to pharmaceutical and biotechnology companies, companies in the biotechnology industry and other comparable companies. We draw upon data for comparable companies from public disclosures for the companies in the peer group and from reputable ongoing compensation surveys of similarly sized companies in both of the industries listed above. Each year the Committee, with the input and guidance from our outside consultants, Pearl Meyer & Partners, reviews and approves a Target Total Compensation Strategy which determines the targeted market percentile for each element of compensation, as well as the relative weighting of such elements. For additional discussion regarding the role of the outside consultants in the executive and director compensation process, see the section of this Proxy Statement entitled "The Board of Directors and its Committees—Compensation Committee," above. For fiscal years 2006/2007, the peer group companies included the following: Genzyme Corporation, Biogen Idec Inc., Applera Corporation, PerkinElmer Inc., MDS Inc., Covance Inc., Cephalon, Inc., Invitrogen Corporation, MedImmune, Inc., Waters Corporation, Pharmaceutical Product Development, Inc., Millipore Corporation and Sepracor Inc. The peer group is primarily comprised of similarly sized companies operating in the area of life sciences and drug discovery and development.

        Changes to the peer group were made in 2007 for the 2008 compensation year as follows: (1) MedImmune, Inc. was removed because it was acquired by AstraZeneca Pharmaceuticals, (2) Genzyme Corporation and Biogen Idec Inc. were removed, and (3) Millennium Pharmaceuticals was added as an appropriate peer to replace those who were dropped. Genzyme and Biogen Idec were originally included in the peer group because they each had corporate headquarters in close proximity to the Company's headquarters and both had historically competed directly with the Company for senior management talent; however, as this has been increasingly less evident in recent years upon reevaluation we determined they no longer should be included in the peer group. Accordingly, for the fiscal year 2008, the companies in the peer group are as follows: Applera Corporation, PerkinElmer Inc., MDS Inc., Covance Inc., Cephalon, Inc., Invitrogen Corporation, Waters Corporation, Pharmaceutical Product Development, Inc., Millipore Corporation, Millennium Pharmaceuticals and Sepracor Inc.

        The Committee endeavors to target the core compensation elements at specified percentiles of our peer group and survey results ranging from the 50th-75th percentiles in 2007 with a variant of +/- 15%. While the determination of the amount of each core element is subject to critical independent evaluation, our overarching objective is to provide total core compensation that falls within these parameters. Accordingly, following a review of comparative market data and other survey inputs provided by the outside consultants, the Committee established the following 2007 Target Total Compensation Strategy percentile targets for each of the compensation elements shown:

Compensation Element	2007 Target Total Compensation Strategy
Short-Term Cash Compensation Components
Base Salary	50th percentile
Short-Term Incentives	60th percentile
Total Short-Term Cash Compensation		55th-60th percentile
Long-Term Equity Incentives		75th percentile

Total Direct Compensation		65th-70th percentile

        As shown in the preceding table, the Committee targeted total Short-Term Cash Compensation (i.e., the combined value of base salary and targeted short-term cash incentives) at the 55th to the 60th percentile, and targeted long-term equity incentives at the higher 75th percentile in order to weight Total Direct Compensation more heavily toward long-term equity incentive awards. The Total Direct Compensation percentile range referenced above was established by the Committee and is intended to reflect the Company's comparative historical performance versus peer group companies, based on a number of short-term and long-term financial performance indicators.

  Annual Base Salary

        The Company's compensation philosophy embraces the premise that a reasonable level of base pay helps to promote retention and acts as an appropriate balance to other forms of variable or "at-risk" compensation. Base salaries effectively establish a level of minimum compensation and provide an individual's overall compensation package with an element of stability that is required to attract and retain talented management, scientific, and technical professionals in a highly competitive labor market. We believe that individuals are willing to accept the inclusion of proportionately large elements of variable compensation in their respective compensation packages, and to focus on maximizing the benefit of such variable forms of compensation, with the assurance that they receive a reasonably competitive base salary that constitutes a minimum level of pay.

        We pay base salaries within a range designed to approximate the median base salaries (i.e., 50th percentile) of executives with similar responsibilities in the peer group and surveys. Actual base salaries are determined after considering the competitive data, overall competitive position as compared to the Company's compensation philosophy, prior base salary and other compensation, the performance of the individual and internal equity considerations. The Chief Executive Officer also provides recommendations to the Committee regarding base salaries for the named executives (excluding the Chief Executive Officer). In addition, promotions and changes in responsibilities impact the determination of salaries as well. For instance, in late 2006 we promoted Dr. Gillett to Corporate Executive Vice President which factored into her increase in 2007 base salary.

        In setting 2008 base salaries for the named executives, the Committee took into account the lengthy tenures of executive officers at high salary grades, as well as their continued long-time superior performance, had resulted in base salaries generally gravitating towards near the top of or above the targeted peer group range. Accordingly, for 2008 base salary increases for named executives were modest (3%-4%) as compared to prior years.

        Based on the factors described above, on each of February 7, 2007 and February 13, 2008, the Committee increased the annual salary of our named executives, effective as of January 1, 2007 and January 1, 2008, respectively, as follows:

Name	2007 Base Salary	Increase from 2006 Base Salary	2008 Base Salary	Increase from 2007 Base Salary
James C. Foster	$912,000	$62,000	$948,500	$36,500
Thomas F. Ackerman	$437,000	$37,000	$454,480	$17,480
Real H. Renaud	$482,000	$32,000	$496,460	$14,460
David P. Johst	$437,000	$37,000	$454,480	$17,480
Nancy A. Gillett	$427,000	$67,000	$444,080	$17,080

        The increase in salaries for each of the named executives in 2007 included a positive one-time adjustment of $12,000 to account for the discontinuation of the Company-paid supplemental health benefits and premiums which took effect at the beginning of 2007.

  Annual Cash Incentive Awards

        The Company's Compensation Program includes an annual cash bonus element which closely links a significant portion of executive pay to the achievement of short-term performance targets which are critical to meeting the Company's stated financial objectives for the then-current fiscal year. These targets are typically tied to specific financial metrics derived from the Company's then-current operating plan. However, where appropriate, the Committee also approves non-financial goals that are designed to focus individuals on attaining objectives, which include near-term, non-financial objectives that are critical to the attainment of long-term strategic goals and ultimately promote positive long-term financial performance. For instance, in 2006, Dr. Gillett's bonus percentage was also partially based on the progress of our Preclinical Services (PCS) facilities expansions in Massachusetts and Nevada (and in 2007, for Nevada only). Through the selection and weighting of goals, this element of the Compensation Program provides the Committee with the ability to create meaningful incentives for individuals to not only meet, but also to exceed, their respective targets by differentially rewarding those who deliver higher-than-expected levels of performance in relation to their peers. The value of annual cash incentive awards between individuals can vary significantly depending on performance at the Company, business segment, or business unit level, as well as the selection and weighting of the various performance objectives. Overall, this compensation element is designed to provide above-peer group compensation for performance that exceeds our historical achievement levels. Our annual cash incentive awards are also structured to appropriately reduce or eliminate the amount of such awards if performance falls short of the established performance targets.

        To implement our annual cash incentive awards, the Committee previously established the Executive Incentive Compensation Plan (EICP) which applies to executive officers and other key employees of the Company. We have designed the EICP to reward executives for their contributions to the success of the Company based on predetermined corporate/business unit, functional and/or individual objectives. The Committee annually establishes performance objectives and corresponding performance ranges for the executives. These performance objectives and ranges are generally developed through the Company's annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results to align with the performance expectations of this plan to the overall business objectives of the Company. EICP target award values for executives are intended to provide above-median reward opportunities when performance objectives are met or exceeded (as described above, in 2007, the 60th percentile was targeted). It is intended that the target award, when aggregated with the base salary, will provide a competitive level of cash compensation when each named executive achieves his or her performance objectives, as approved by the Committee. An individual's actual bonus award is determined according to each named executive's performance in relation to his or her approved objectives.

        Under the EICP, a participant's target award value is determined by multiplying the participant's gross annual base salary by his or her target award percentage. Target award percentages for the named executives are 70% of base salary for Executive Vice Presidents and 100% of base salary for the Chief Executive Officer. The participant's total target award percentage is divided among a variety of individually weighted performance objectives which may change from year to year but typically include Non-GAAP operating income (OI), revenue, Non-GAAP earnings per share (EPS), return on net operating assets (RNOA) and other key company performance metrics.

        Minimum and maximum performance levels for each performance objective are incorporated in the plan, at varying ranges depending on the performance objective's fiscal year target. The minimum performance level is the level below which no award will be earned for a performance objective; the maximum performance level is the level at which the maximum payout is achieved (250% of target) and above which no additional award will be paid for a performance objective. For the performance objectives assigned to each of the named officers, minimum performance levels for 2007 were 90% of the target performance objective, and maximum performance levels were 110% of the target performance objective.

        At the end of each fiscal year, we compare the Company's (and applicable business units') final performance for the fiscal year against the Company's (or business units') targeted performance established at the beginning of such fiscal year, and these measurements determine the EICP payout levels for each of the performance objectives tied to corporate performance. To determine a participant's actual award, each performance objective's payment level is multiplied by the relative weight of the performance objective within the target award percentage, and the cumulative amounts are aggregated to determine the individual's total EICP award amount.

        The Committee has the discretion to employ its judgment in determining individual awards, and in fact approves the entire EICP award for a named executive. Final individual EICP awards for the named executives, excluding the Chief Executive Officer, incorporate, in addition to the quantitative factors, both (1) the Chief Executive Officer's recommendations and (2) the Committee's assessment of each named executive's performance and contribution. In addition, the Committee, at its sole discretion, may modify or change the EICP Plan at any time. With respect to the 2007 fiscal year, the awards to the named executives were unchanged from the amounts they were eligible to receive under the EICP formula.

        On February 7, 2007, the Committee established the 2007 EICP performance criteria for the named executive officers. For Messrs. Foster, Ackerman and Johst, eligible bonus percentage was based on a combination of the following Company-level performance objective categories: EPS, OI, revenues, and RNOA. The Committee believes that these financial metrics are very good measurements for assessing how the Company is performing from a financial standpoint. In particular, EPS is generally accepted as a key driver of shareholder return. The other metrics measure how efficiently and effectively management deploys its capital. Sustained returns on invested capital in excess of the Company's cost of capital create enhanced value for the Company's shareholders. For Mr. Renaud and Dr. Gillett, eligible bonus percentage is based on similar performance criteria of their respective business units and overall corporate performance. For 2007, Mr. Ackerman's bonus percentage was also partially based upon satisfactory maintenance of the Company's financial regulatory compliance and Dr. Gillett's bonus percentage was also partially based on the progress of our PCS facility expansion in Nevada.

        In 2007, the Company generally achieved strong corporate and financial results, as recognized in the overall EICP award amounts. The following table shows the fiscal 2007 target EICP cash bonus, performance goals and goal attainment level, and cash bonus actually paid (in February 2008) for each of our named executive officers:

	Target % (of base salary)	Target EICP Award Amount	Actual EICP Award Amount				Attainment Level
				Performance Goal
Named Executive						Weighting	Target	Actual

James C. Foster	100%	$912,000	$1,248,944	1. 2. 3. 4.	EPS(1) OI(2) Revenue(3) RNOA(4)	30% 25% 25% 20%	$2.50 $254.4 million $1,195 million 9.5%	$2.62 $265.9 million $1,231 million 9.6%

Thomas F. Ackerman	70%	$305,900	$411,269	1. 2. 3. 4. 5.	EPS(1) OI(2) Revenue(3) RNOA(4) Financial Compliance	30% 25% 15% 20% 10%	$2.50 $254.4 million $1,195 million 9.5% (5)	$2.62 $265.9 million $1,231 million 9.6% 100%

Real H. Renaud(6)	70%	$337,400	$480,800	1. 2. 3. 4.	EPS(1) OI(2) Revenue(3) RNOA(4)	30% 30% 25% 15%	$2.50 $175.4 million $555.5 million 43.6%	$2.62 $184.2 million $577.2 million 44.4%

David P. Johst	70%	$305,900	$418,917	1. 2. 3. 4.	EPS(1) OI(2) Revenue(3) RNOA(4)	30% 25% 25% 20%	$2.50 $254.4 million $1,195 million 9.5%	$2.62 $265.9 million $1,231 million 9.6%

Nancy A. Gillett(7)	70%	$298,900	$308,965	1. 2. 3. 4. 5.	EPS(1) OI(2) Revenue(3) RNOA(4) PCS Expansion	30% 20% 20% 15% 15%	$2.50 $158.4 million $639.3 million 6.2% (8)	$2.62 $150.1 million $653.4 million 5.8% 100%

(1)
For purposes of 2007 EICP performance goals, earnings per share excluded the following special items and their related tax effect: amortization of intangible assets and stock-based compensation costs associated with acquisitions; a charge related to the Company's accelerated exit of the PCS facility in Worcester; a charge related to pre-acquisition Inveresk stock compensation taxes; a gain on the sale of real estate in Scotland; and a benefit from a deferred tax revaluation. The Committee determined that it was appropriate to exclude these items as they are outside our normal operations.

(2)
For purposes of 2007 EICP performance goals, operating income excluded the following special items: amortization of intangible assets and stock-based compensation costs associated with acquisitions; a charge related to the Company's accelerated exit of the PCS facility in Worcester; a charge related to pre-acquisition Inveresk stock compensation taxes; and a gain on the sale of real estate in Scotland. The Committee determined that it was appropriate to exclude these items as they are outside our normal operations.

(3)
For purposes of 2007 EICP performance goals, revenue was based on the Company's net sales.

(4)
For purposes of 2007 EICP performance goals, RNOA was calculated by dividing (1) adjusted operating income by (2) the twelve month average of net operating assets (operating assets less operating liabilities). For purposes of this calculation:

•
"adjusted operating income" is determined by taking operating income for the year (calculated as set forth in footnote 2 above) and reducing that by the applicable associated income tax (determined from our non-GAAP corporate tax rate);

•
"operating assets" is determined by evaluating assets that are considered by the Company to consist of assets controlled by operations (such as receivables, inventory, property, plant and equipment, goodwill and intangibles), but would not include assets not controlled by operations (such as cash, deferred tax items, marketable securities, etc.); and

•
"operating liabilities" is determined by evaluating liabilities that are considered by the Company to consist of liabilities controlled by operations (such as accounts payable, accrued liabilities and deferred income), but would not include liabilities not deemed controlled by operations (such as debt or accrued tax items).

(5)
A portion of Mr. Ackerman's EICP performance goals was directed at his maintenance of the Company's financial regulatory compliance. The Compensation Committee establishes such non-financial goals with the intention that the maximum attainment level to be achieved will be 100%, and evaluated Mr. Ackerman's performance taking into consideration input from the Chairman of the Audit Committee of the Board of Directors.

(6)
For Mr. Renaud, each of his performance goals other than EPS were determined on an operating segment (RMS) basis, rather than on a corporate basis, and for RMS operating income calculations, we also added back amounts otherwise attributable to equity compensation granted to employees in the RMS operating segment. The Committee determined it is appropriate to add equity compensation amounts back since generally the aggregate amount of such awards is outside of the control of named executives. In addition, we also added back the impact of stepped-up depreciation amounts that occurred when we acquired the remaining minority interests of Charles River Laboratories, Japan, Inc. The Committee determined this adjustment was appropriate as this impact was not included when the original target level was set in early 2007.

(7)
For Dr. Gillett, each of her performance goals other than EPS was determined on an operating segment (PCS) basis, rather than on a corporate basis and for PCS operating income calculations, we also added back amounts otherwise attributable to equity compensation granted in the PCS operating segment. The Committee determined it is appropriate to add equity compensation amounts back since generally the aggregate amount of such awards is outside of the control of named executives. In addition, we also excluded the impact of our PCS operating results in China in determining PCS operating income. The Committee determined this adjustment was appropriate since the particular effect on this performance goal due to the commencement of our expansion activities in China could not have been anticipated when the original target level was set in early 2007.

(8)
A portion of Dr. Gillett's EICP performance goals was directed at successful facilities expansion of the PCS business in Nevada. The Compensation Committee establishes such non-financial goals with the intention that the maximum attainment level to be achieved will be 100%, and evaluated Dr. Gillett's performance taking into consideration input from Mr. Foster.

        Targeted and actual annual cash incentive awards for fiscal year 2006 and fiscal year 2007 are shown below. Awards for 2007 are representative of strong corporate and financial performance in fiscal year 2007.

Name	2006 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2006	2007 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2007
James C. Foster	$649,400	76.4%	$1,248,944	137%
Thomas F. Ackerman	$213,920	76.4%	$411,269	134%
Real H. Renaud	$260,190	82.6%	$480,800	143%
David P. Johst	$213,920	76.4%	$418,917	137%
Nancy A. Gillett	$215,712	85.6%	$308,965	103%

  Long-Term Equity Incentive Awards

        Long-term equity incentive compensation, in the form of stock options or restricted stock grants, allows individuals to share in any appreciation in the value of the Company's common stock. The Committee believes that stock option and restricted stock award participation aligns the recipient's interests with those of the shareholders. We design the amounts and types of awards to reward performance and create incentives to meet long-term objectives. Because the Committee particularly values longer-term shareholder value creation, we target long-term equity incentives to provide total compensation opportunities that, if achieved, would result in above-median levels for similar executives in comparable firms.

        The Committee reviews and approves stock option and restricted stock awards to named executives on an annual basis. In the case of stock options, awards are granted at an exercise price equal to the fair market value of the Company's common stock on the date of grant. Consequently, these options will only convey significant compensation to the recipient if the market price of common stock increases following the grant date. In the case of restricted stock, awards typically vest over a three or four-year period (currently only four-year vesting). Consequently, the value of the restricted stock is dependent on the price of the stock at the date of vesting and thereafter.

        In determining award levels for annual equity awards to named executives, the Committee takes into account the value of awards made to similarly situated individuals in the peer group, the Company's overall performance, the individual performance of the named executive in the immediately preceding year, and similar factors. In doing so, each year, with the input and guidance of the outside consultants, the Committee establishes target award amounts for a rating scale which the Committee then utilizes to determine the appropriate level of equity awards to be granted. More specifically, at the beginning of each fiscal year, each senior officer is given a grade between 1 and 8 corresponding to the performance level of the executive during the prior fiscal year (with a level of "4" being commensurate with expected, but strong, performance). The Company's Chief Executive Officer provides input to the Compensation Committee (for officers other than himself) in determining the appropriate ranking for each officer. For 2007, the rankings for the named officers (which, when made in early 2007, were significantly influenced by 2006 individual performance) ranged from 3 to 6, with Dr. Gillett at the upper point of the range in reflection of her superior 2006 performance. The Committee evaluates each senior officer's total long-term equity target percentile (as part of the Target Total Compensation Strategy described above), and an absolute value of target long term-equity award (determined in dollars) is set which is then allocated between stock options and restricted stock awards utilizing a Black-Scholes method for valuing the equity awards. These determinations are typically evaluated during the first month of the fiscal year. Once the value of the awards is determined, the numbers of stock options and shares of restricted stock are generally fixed utilizing the Company's stock price as of the date that formal Compensation Committee approval occurs; however, since the Committee often approves awards with a future grant date, there may be some variance between the value of these awards on the date of approval as compared to as on the actual date of grant. Accordingly, in February 2007, the Committee determined to award the named executives stock options and restricted stock (including performance awards described below) having the following values: Mr. Foster, $4,028,022; Mr. Ackerman, $1,417,520; Mr. Renaud, $1,112,456; Mr. Johst, $1,346,672; and Dr. Gillett, $1,452,368.

        Prior to fiscal year 2006, the Company conveyed long-term equity compensation using only two types of equity awards: stock option grants and restricted stock awards. Commencing in fiscal year 2007, the Committee, with input and recommendations from the Committee's outside consultants, modified the structure of long-term equity incentives for a subgroup of senior executives. Accordingly, these awards are now comprised of two components:

  •
  approximately 3/4 of the total value of awards are to be comprised of time-based equity grants divided equally between stock options and restricted stock; and

  •
  approximately 1/4 of the total value of awards are to be comprised of performance awards contingent on achievement of individualized and highly challenging goals over a 12-month performance-based period, which will be paid out in the form of equity grants (restricted and unrestricted stock).

        Accordingly, at the beginning of fiscal year 2007, as requested by the Compensation Committee, the outside consultants recommended to the Committee target values of stock options and shares of restricted stock, based on then-current pricing models, which were utilized by the Committee to establish preliminary target values of long term equity awards for the named executives. In February 2007, when the awards were actually granted, the Committee approved the same value of stock options and shares of restricted stock (including performance awards) that had been discussed at the beginning of the fiscal year.

        In deciding to include performance awards in the mix of long-term equity awards, the Committee acknowledged that standard time-based vesting equity grants, which had traditionally been the Company's sole vehicle for providing long-term incentives, should still serve a significant role in incentivizing management. However, it separately concluded that including specific and highly challenging 1-year goals (aimed at advancing the Company's progress toward 3-year strategic corporate objectives) provides the proper focus for senior management and aids the Company's long-term success. In recognition of (1) the challenges inherent in satisfying (fully or partially) the performance-based hurdles, (2) the increased risk that the senior executive will receive no award for such portion of the long-term equity incentive, and (3) a 25% reduction in the value of time-based equity grants to accommodate performance-based stock awards, the Committee determined it was appropriate to set the target for aggregate long-term equity incentive awards at the 75th percentile (as compared to the 65th percentile targeted in prior years).

        Eventual payout under our performance awards is ultimately evaluated based on four possible performance levels:

Level	Description	Payout

1. Not achieved	The executive failed to achieve his or her goal	0%

2. Partially achieved	The executive made measurable progress but did not fully achieve his or her stretch goal(s).	25%-99%

3. Fully achieved	The executive fully achieved his or her stretch goals	100%

4. Exceeded	The executive measurably exceeded his or her stretch goal(s)	101%-125%

        The setting of the actual individualized goals for an executive is done through a comprehensive and dynamic process. Initially, shortly after the beginning of the fiscal year, Mr. Foster, with the input of members of senior management, identifies potential stretch goals that: (1) are important to the advancement of long-term corporate performance and the Company's strategic objectives, (2) would be appropriate for the individual and (3) are potentially achievable within the fiscal year. Following discussions with the eventual recipients and further refinement of these goals, Mr. Foster and Mr. Johst present the proposed goals to the Compensation Committee for their review and comment. Following discussion by the Compensation Committee and the inclusion of any additional changes to the goals, those revisions are incorporated into the final goals. Committee-approved goals are then communicated to the individual. The Committee intends to award annual performance awards at approximately the same time it awards other equity compensation. The performance awards for fiscal 2007, the first year they were utilized, were formally established in March 2007, following the adoption by the Board of the 2007 Incentive Plan, out of which performance awards and the underlying stock and restricted stock are issued.

        On February 13, 2008, the Compensation Committee determined the final payout for the performance awards granted in 2007 on the basis of an evaluation of the performance goals established and the actual performance achieved, as set forth in the table below:

Name	2007 Performance Award Target (shares)	2007 Performance Award Achieved (shares)	2007 Stretch Goal Subject Matter

James C. Foster	30,000	24,000	Composite goal based on the collective progress of all other officers towards their stretch goals

Thomas F. Ackerman	9,200	5,520	Reduction in targeted expense items and consolidation of corporate procurement activities

Real H. Renaud	9,200	5,980	Increase targeted efficiencies in Europe and Japan

David P. Johst	9,200	6,440	Growth of a Targeted Segment of the Consulting and Staffing Services Business

Nancy A. Gillett	9,200	7,360	Ramp-up of PCS Massachusetts following opening

  Other Benefits and Perquisites

        Our employees generally, including the named executives, are eligible for certain benefits, such as employer contributions to the Company's 401(k) plan and basic life insurance premiums. In addition, the Committee has determined that, in certain instances, compensation can be conveyed to named executives and other members of senior management through the judicious use of other benefits and perquisites in a manner that is more cost-efficient than providing the base salary equivalent and which will simultaneously fulfill particular business purposes, such as to safeguard executives or increase executive efficiency. Consequently, the Committee has approved the inclusion of a limited number of perquisites in the overall compensation package of named executives as an alternative to offering a higher level of base salary. To offset unintended increased taxable income effects and provide these perquisites and benefits on a "tax-neutral" basis, the Company also provides tax gross-ups with respect to many of these benefits and perquisites. The Committee believes that using perquisites in this manner is a cost-effective alternative to providing the cash equivalent of such perquisites through increased annual base pay. In general, these perquisites and other benefits make up a small percentage of total core compensation mix (less than 4% on average as outlined on page 17 of this Proxy Statement) for the named executives.

        The Committee regularly reviews the perquisites and benefits that we provide to our named executives to ensure that the perquisites continue to be appropriate in light of the overall goals and objectives of the Compensation Program. In addition, the Committee evaluates perquisites and comparable benefits periodically on a case-by-case basis to determine whether the costs associated with providing such perquisites and benefits are reasonable and continue to represent a preferable alternative to incrementally increasing base salary amounts. To the extent that comparative compensation information is available, the Committee also periodically assesses the use of certain perquisites and benefits to ensure that the Company's practices are not inconsistent with those of other similarly situated companies. The perquisites and other benefits made available to our named executives in 2007 are described in the table below, as well as in the table captioned "Summary Compensation Table" and its accompanying footnotes.

Benefit or Perquisite	All Full-Time Employees		Named Executives

401(k) Plan	X		X

Automobile (lease, including related expenses and purchase option)			X

Deferred Compensation Plan	X	(1)	X

Employee Stock Purchase Plan	X		X

Employer Contributions under 401(k) Plan	X		X

Health Insurance	X	(2)	X

—Executive premium			X

Home Security and Business Equipment			X

Life Insurance	X		X

—Executive premium			X

Long term disability	X	(3)	X

Occasional entertainment, meals and spousal travel/attendance at limited Company functions			X

Personal Use of Company-Leased-Aircraft and Airline Club Memberships			X	(4)

Short-Term Disability	X		X

Tax Gross-Up Payments for Certain Perquisites			X

Tax Preparation and Financial Planning			X

(1)
Only highly compensated employees are eligible to participate in the Deferred Compensation Plan.

(2)
All full-time employees are eligible to purchase health insurance through the Company; in addition, the Company provides enhanced health-care benefits, including annual physicals and priority medical assistance, to its senior officers at no cost to the executive.

(3)
All full-time employees are eligible to purchase long-term disability insurance through the Company; in addition, the Company provides long-term disability insurance to its senior officers at no cost to the executive.

(4)
Only Mr. Foster is permitted to utilize the Company-leased aircraft for non-business purposes.

Relationship of Each Core Compensation Element to Compensation Objectives and Other Elements

        The Committee carefully considers each element of the Compensation Program to ensure that it is consistent with the objectives of the Program and promotes attainment of those objectives. Additionally, the Committee strives to ensure that each element of compensation is complementary to, or collectively reinforces, one or more other elements of the Program. This effectively leverages the potential of each element to motivate the desired behaviors that the Compensation Program seeks to achieve.

        As it is presently structured, the Compensation Program is designed to achieve the following:

Program Design Objective	How Objective is Implemented Through Compensation Elements

Offer a Continuum of Compensation Elements which Effectively Balances Fixed and Variable Compensation	•	We take into consideration the interrelationship between fixed base salary compensation on one hand, and, on the other hand, variable compensation conveyed in the form of annual bonus payments and long-term equity awards. A careful weighting and balancing of these compensation elements results in the appropriate blend of stability and variability in each individual's overall level of compensation to simultaneously promote retention and differentially reward individuals based on their respective performance.

Incorporate Short-Term and Long-Term Elements which Work Collectively to Differentially Reward Individuals Based on Performance	•
The short-term annual cash award element through the EICP Plan which differentially rewards individuals, depending on their respective performance, during a one-year measurement period coinciding with the Company's fiscal year. Target bonus percentages vary with level of responsibility and annual performance goals and are weighted to promote the attainment of individual and collective goals during that fiscal year.
	•	Our long-term equity incentive award program differentially rewards individuals based on performance by incorporating a rating system which establishes an award recipient's initial award level.
•
Long-term equity incentives include a portion comprised of performance awards contingent on achievement of individualized and highly challenging goals over a 12-month performance-based period, which will be paid in the form of equity grants.

	•	Significant portions of each named executive's compensation depend on the achievement of Company goals, such as the attainment of revenue, operating income, RNOA and EPS objectives.
Short-Term Bonus and Long-Term Equity Elements of the Compensation Program Collectively Promote the Achievement of Desired Levels of Company Performance	•
The value of long-term equity awards is highly dependent on the ongoing success of the Company and its ability to achieve and sustain many of the desired Company-level performance objectives that are linked to annual bonus payments.
•
The long-term equity incentive award element of the Compensation Program complements the short-term bonus element of the Program by making a significant amount of compensation dependent on the long-term success of the Company, thereby creating a disincentive for individuals to promote near-term actions which might yield short-term financial benefits but which are also likely to be less advantageous to the Company in the long term.

Supplemental Elements of the Compensation Program

        The Company has a number of supplemental elements in the Compensation Program which are considered by the Committee, but do not factor directly into the annual determination of executive compensation. These programs have unique features and roles in the Program which led to their initial implementation and which continue to be important to the Program generally.

  Post-Termination Benefits and Agreements

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Potential Payments Upon Termination or Change in Control," the Compensation Program includes both (1) an Officer Separation Plan and (2) Change-in-Control Agreements. The Company policy historically has been to provide eligibility under both the Officer Separation Plan and a Change-in-Control Agreement to officers with the position of corporate vice president or above. Both of these compensatory elements operate similarly: upon specified events which result in either the termination of the officer and/or a change in control of the Company, particular benefits will accrue to the officer (although payments made under the Change-in-Control Agreements will generally reduce or offset payments and benefits to which the officer may be entitled under the Officer Separation Plan). Each of the named executives is eligible under the Officer Separation Plan (except for Mr. Renaud, who is subject to a separate agreement with the Company) and each has a Change-in-Control Agreement.

        At the time of the creation of our standard post-termination compensatory programs currently maintained by the Company, the Committee utilized the services of outside advisors (including compensation experts and legal counsel) to determine appropriate benchmarks and thresholds as compared to appropriately designated peer companies. The Committee periodically conducts formal and informal market checks and believes that both the levels of payment to be made under these programs and the applicable triggers are appropriate and consistent with current general market practices.

        At its core, the Company views these compensatory elements as serving three important purposes. First, there is a critical recruitment and retention aspect. As discussed above, it is the Company's policy not to provide employment agreements to nearly all of our corporate-level executive officers (including all named executives). However, it is recognized that to attract and retain top-level executive candidates in a market where such protections are commonly afforded, it is essential that there be a separation pay element to the compensation package. Accordingly, the Company has put these formalized elements in place to satisfy these compensatory expectations at levels believed to be both customary and satisfactory to the individuals, while also removing an element of the employee recruitment and negotiation process that is often contentious. Second, these policies protect benefits and entitlements of executive officers who have provided long and meritorious service to the Company, particularly if there is an unexpected employment termination by the Company due to on-going changes in the Company's employment needs. Finally, these elements avoid personal distractions and encourage employees to remain focused on the Company's business in the event of a rumored or actual takeover.

  Deferred Compensation Plan Contributions

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Nonqualified Deferred Compensation," certain of our executives, including the named executives, receive a compensatory element in connection with our Deferred Compensation Plan. Presently, there are two different methods by which the Company may contribute. First, with respect to executives who previously were participants in the Company's Executive Supplemental Life Insurance Retirement Plan (ESLIRP), the Company credits to their accounts the present value of the annual Company accrual as it would have been calculated under the ESLIRP. This treatment applies to

Mr. Foster, Mr. Renaud, Mr. Ackerman and Mr. Johst. Second, with respect to certain other employees, including Dr. Gillett, the Company provides an annual contribution to their Deferred Compensation Plan account of 10% of the sum of their base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus.

        We provide a Deferred Compensation Plan because the Company wishes to permit our executive employees to defer the obligations to pay taxes on certain elements of the compensation while also potentially receiving earnings on deferred amounts. The Deferred Compensation Plan is implemented to motivate and ensure the retention of employees by providing them greater flexibility in structuring the timing of their compensation payments. The employer contributions to the Deferred Compensation Plan ultimately have their origins in the legacy ESLIRP program, which was a longstanding element of the Company's executive compensation package. Accordingly, the Committee has observed that this program has proved to be useful as a retention-promoting device. In late 2005, when the Committee determined that a Deferred Compensation Plan was a critical compensation element missing from the overall Compensation Program, we decided that executives would be allowed to essentially transfer their ESLIRP benefit into the Deferred Compensation Plan. Since newer executive employees, including Dr. Gillett, were not participants in the ESLIRP, we created an alternative method of Company participation, utilizing a 10% employer contribution feature, in order to provide better internal compensation equity.

  Pension Plan

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Pension Benefits," the Company historically provided a retirement benefit for certain U.S. employees, including each of the named executives, until 2002, when the Company amended the existing U.S. defined benefit pension plan to exclude new participants. Historically, we observed that this pension program proved to be useful as a retention promoting device; however, as have many other public companies, the Company shifted away from providing a defined benefit program and instead has relied on a defined contribution program through a 401(k) plan for retirement payments.

Other Factors Underlying the Ongoing Implementation of the Compensation Program

        Achievement of the objectives of the Compensation Program depends, to a large degree, on several material factors underlying compensation policies and decisions that may vary depending on facts and circumstances. In an effort to ensure that such policies and decisions are not overly subjective and produce outcomes consistent with the Company's compensation philosophy and the goals of the Compensation Program, the Committee has adopted the following practices and guidelines in the areas referenced:

  Allocation Between Cash and Non-Cash Compensation and Among Different Forms of Non-Cash Compensation

        When the Committee engages in the exercise of establishing percentile targets for each element of compensation, the Committee's differential weighting of short-term and long-term compensation elements also results in an equivalent weighted allocation of cash and non-cash compensation. Since all elements of short-term compensation are cash-based, while all long-term compensation provided for under the Compensation Program is equity-based, the weighting of cash and non-cash compensation is directly aligned with the weighting of short and long-term compensation elements of the Program.

        Allocations between different forms of cash compensation are more heavily weighted toward the at-risk variable bonus element, consistent with the Company's overall compensation philosophy and emphasis on pay for performance. In fiscal year 2007, this was reflected in a targeted 50th percentile for base salary and a targeted 60th percentile for short-term cash incentives.

  Timing of Equity Awards

        The Committee typically targets the first quarter of the Company's fiscal year for granting annual stock awards to eligible recipients, absent an extraordinary event. In the future, including 2008, it is expected that the Committee will continue to target the first quarter of the fiscal year for making annual stock awards. In all cases, the Committee seeks to structure equity grants so that they are awarded during an open-window period as designated by our Insider Trading Policy, or, if the Committee approval is provided during a non-window period, then the grants are made effective on the third business day following the Company's press release with respect to financial results for the prior quarter. This policy is intended to ensure that options are awarded at a time when the exercise price fully reflects all recently disclosed information. In the case of new hires eligible to receive equity grants, grants are generally made uniformly on the first business day of the month following the date the individual commences employment. While the Compensation Committee's Charter permits delegation of the Committee's authority to grant options in certain circumstances, all grants to executive officers are made by the Compensation Committee itself and not pursuant to delegated authority. The Company does not have in place and, since the time of its initial public offering in June 2000, has not had in place any programs, policies or practices which are intended to time stock option grants with the release of material, non-public information in a manner which would provide advantageous option exercise prices to grant recipients.

  Compensation Levels Among Named Executive Officers

        The Committee takes into account the responsibilities and job positions of the named executives in setting compensation levels among them. For instance, Mr. Foster occupies multiple positions (Chief Executive Officer, President, and Chairman of the Board) in an environment where there is no individual in a position akin to a chief operating officer. Accordingly, the Committee believes it is appropriate that his compensation be substantially higher than the other named executives. Among the remaining four named executives there are less substantial differences. Mr. Renaud is compensated at a higher level than the others primarily due to his lengthier tenure as a Corporate Executive Vice President, which is a title to which the other named executives have been promoted only within the last few years. Dr. Gillett's compensation has been increased substantially over the past few years to reflect her promotions, job performance and increased responsibilities.

  Role of Executive Officers in Setting Compensation Parameters

        Only two of the named executives of the Company are regularly involved in assisting the Committee in setting compensation parameters. In his role as the Company's Corporate Executive Vice President of Human Resources and Chief Administrative Officer, Mr. Johst assists the Committee by providing data to the outside consultants, developing or modifying compensation plans and programs based on the Committee's input, and otherwise supporting the Committee's efforts to obtain the information and data required to make well-reasoned decisions regarding the compensation elements which comprise the Program. In his capacity as Chairman, President and Chief Executive Officer of the Company, Mr. Foster regularly participates in strategic discussions with the Committee regarding the design and scope of the Program to help ensure that the compensation elements, policies and practices underlying the Program are properly aligned with the Company's short-term financial and long-term strategic objectives. Mr. Foster also provides recommendations to the Committee regarding modifications to the Program which allow it to function more effectively in the context of the Company's evolving business organization, and assists the Committee in evaluating the individual performance of each executive officer to ensure that their respective levels of compensation take such performance into account. As a matter of process, Mr. Foster and Mr. Johst frequently work collaboratively to analyze internal and externally-provided compensation data and information, and provide preliminary recommendations to the Compensation Committee during the course of the Committee's determination of annual compensation levels.

        Other than Messrs. Foster and Johst, no executive officers of the Company play a significant, ongoing role in assisting the Committee to set compensation parameters.

  Factors in Material Changes in Compensation

        The Committee authorizes material changes in compensation only under a limited set of circumstances. These typically include:

  •
  promotion;

  •
  significant expansion of revenue responsibilities;

  •
  significant expansion of managerial responsibilities;

  •
  major changes in the competitive marketplace for certain skills or position types, supported by objective market data; or

  •
  other comparable circumstances or events which objectively warrant significant modification of an individual's compensation package.

        Material changes in actual (as distinct from targeted) compensation can also result from performance at the Company, business segment, business unit and individual level, which directly impacts the variable elements of compensation. Consistent with the Company's "pay-for-performance" philosophy, we may significantly increase or reduce an individual's total compensation package depending on actual performance in relation to targeted objectives. For example, Dr. Gillett's compensation was enhanced in 2007 to account for her promotion and expansion of responsibilities (as well as to align better to the pay of her internal peers and, based upon market data reviewed, of her external peers).

  Accounting and Tax Impact of Compensation Practices

        The Committee considers and, when applicable, comparatively evaluates the accounting and tax impact of compensation policies and practices. Whenever practicable, the Committee selects compensation alternatives that afford the Company the most beneficial accounting and tax treatment.

        For instance, with respect to tax impact, Section 162(m) of the Internal Revenue Code (Code), places a limit of $1 million on the amount of compensation that the Company may deduct in any year with respect to each of its Chief Executive Officer and the three next most highly paid executive officers (other than the Chief Financial Officer). It is the Company's intention that, to the extent it determines advisable, all compensation payments be tax deductible under Section 162(m). However, the Committee has reserved the right to make payments that may not be deductible in order to ensure the Company's ability to be competitive and to reward executives appropriately. To the extent amounts paid under the Company's EICP bonus program cause total compensation for any of our named executives to exceed $1 million, the excess amounts will not be deductible under Section 162(m).

        Furthermore, pertaining to accounting impact, in evaluating the Company's overall equity award compensation program in 2007, we did take into account recently adopted SFAS 123(R). In particular, we recognized that while comparative values of either stock options or restricted stock could be granted with identical accounting expense impact, being able to grant both types of awards allowed flexibility for the Company to adjust the grant ratios to maximize the perceived impact on both employee retention and earnings per share. In addition, starting in 2006, the Committee decided to increase the vesting schedule from three to four years, serving dual purposes of increasing the retention element of the awards while reducing the annual accounting expense attributable to the grant.

        Notwithstanding these considerations, in 2007 accounting and tax implications were generally not a critical factor in the setting of overall compensation for the specific named executives.

  Stock Ownership Guidelines

        The Company's officer stock ownership guidelines operate as a related feature to the Compensation Program. The Board of Directors believes that senior management should have a meaningful economic stake in the Company in order to align the interests of management and the Company's shareholders. Therefore, the Board has adopted stock ownership guidelines for senior management which is designed to satisfy an individual senior manager's need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our stockholders of management's commitment to creating corporate value.

        Under these guidelines, members of our senior management are required to maintain an ownership position, expressed as a multiple of salary, as follows:

CEO	4X base salary
Corporate Executive VP	3X base salary
Corporate Senior VP	2X base salary
Corporate VP	1X base salary

        Officers have four years from the time they attain the executive level listed above to comply with the ownership requirements. Stock options and unvested restricted stock are not counted toward the holding requirement. The Committee periodically reviews stock ownership levels of members of our senior management to ensure compliance. The Committee is permitted to evaluate whether exceptions should be made in the case of any officer who, due to his or her unique financial circumstances, would incur a financial hardship by complying with this requirement. As of the date of this Proxy Statement each of the named executives is in compliance with the Company's stock ownership guidelines.

  Derivatives Trading

        The Company grants equity incentives for the reasons discussed above, including to align the interests of Charles River's employees with those of stockholders. Accordingly, the Company's Insider Trading Policy prohibits employees (and directors) from trading in derivative securities related to the Company, such as puts or calls on the Company's common stock, since such securities may diminish the alignment the Company is trying to foster, as well as expose the Company to potential embarrassment.

REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee, comprised of independent directors, has reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company's management and, based on the review and discussions, recommended to the Company's Board of Directors that the CD&A be included in this Proxy Statement.

        The foregoing report has been furnished by the Compensation Committee.

THE COMPENSATION COMMITTEE Dr. George M. Milne, Jr. (Chair) Dr. Nancy T. Chang Mr. Douglas E. Rogers Mr. William H. Waltrip

EXECUTIVE COMPENSATION AND RELATED INFORMATION

2007 Summary Compensation Table

        The following table sets forth all of the compensation awarded to, earned by or paid to the Company's Named Executive Officers (our principal executive officer, our principal financial officer and the three other highest paid executive officers) for the years ended December 29, 2007 and December 30, 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)(6)		Total ($)
James C. Foster Chairman, Chief Executive Officer, President and Director	2007 2006	912,000 850,000	2,802,686 1,546,340	1,707,758 1,798,264	1,248,944 649,400	0 26,243 (6,506,049)	(8)	642,620 890,174 6,506,049	(7) (8)	7,314,008 5,760,421	(7)
Thomas F. Ackerman Corporate Executive Vice President and Chief Financial Officer	2007 2006	437,000 400,000	800,581 456,818	465,149 385,461	411,269 213,920	0 16,448 (1,697,380)	(8)	247,534 349,881 1,697,380	(7) (8)	2,361,533 1,822,528	(7)
Real H. Renaud Corporate Executive Vice President and President, Global Research Models and Services	2007 2006	482,000 450,000	634,695 352,780	413,229 410,692	480,800 260,190	14,648 38,316 (2,691,730)	(8)	445,540 439,317 2,691,730	(7) (8)	2,470,912 1,951,295	(7)
David P. Johst Corporate Executive Vice President, Human Resources and Chief Administrative Officer	2007 2006	437,000 400,000	758,812 465,240	457,523 385,461	418,917 213,920	0 2,506 (1,245,235)	(8)	147,644 249,287 1,245,235	(7) (8)	2,219,896 1,716,414	(7)
Nancy A. Gillett Corporate Executive Vice President and President, Global Preclinical Services	2007 2006	427,000 360,000	728,902 328,726	459,948 336,158	308,965 215,712	6,231 9,306 (45,820)	(8)	129,015 138,231 45,820	(7) (8)	2,060,061 1,388,133	(7)

(1)
Amounts reflect the compensation cost for the respective fiscal years of the named executive officers' restricted stock and performance awards, calculated in accordance with SFAS 123(R) utilizing the Company's assumptions expensed over the vesting period of the restricted stock and performance awards, but do not include any assumed forfeitures. See note 9 to our Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 29, 2007 for a discussion of the assumptions used by the Company.

(2)
Amounts reflect the compensation cost for the respective fiscal years of the named executive officers' stock options, calculated in accordance with SFAS 123(R) and using the Black-Scholes valuation model utilizing the Company's assumptions expensed over the vesting period of the stock options, but do not include any assumed forfeitures. See note 9 to our Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 29, 2007 for a discussion of the assumptions used by the Company in our Black-Scholes valuation model for stock options granted in 2007, 2006 and 2005. The value of options granted in fiscal year 2004 was calculated using the Black-Scholes pricing model, based on the following weighted-average assumptions: an expected volatility of 35%, a weighted average expected life (in years) of 5, a risk-free interest rate of 3.1% and expected dividend yield of 0.0%. The value of options granted in the fiscal year 2003 has been calculated using the Black-Scholes pricing model, based on the following weighted-average assumptions: an expected volatility of 51.3%, a weighted average expected life (in years) of 6.0, a risk-free interest rate of 3.1% and expected dividend yield of 0.0%.

(3)
Reflects payments under the Company's EICP Plan for the respective fiscal year, which are paid the following February.

(4)
Reflects the aggregate change in actuarial present value of the named executive officers' accumulated benefit under the Charles River Laboratories, Inc. Pension Plan. As a result of an increase in the discount rate from 2006 (5.9%) to 2007 (6.5%), each of the following Named Executive Officers recognized a negative change in pension value for 2007 and in accordance with instructions to Item 402 (c)(2)(viii) of Regulation S-K, these amounts have not been included in the

  "Total" column: Mr. Foster (-$6,206); Mr. Ackerman (-$14,492), and Mr. Johst (-$20,731). Above-market or preferential earnings are not available under our Deferred Compensation Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(5)
For fiscal year 2007, the amounts in this column include the following: (a) tax gross-up payments (Mr. Foster, $28,163; Mr. Ackerman, $21,018; Mr. Renaud, $10,437, Mr. Johst, $15,651; and Dr. Gillett, $8,705); (b) 2007 employer contributions under the Company's 401(k) Plan ($6,750 each); and (c) personal benefits and perquisites related to supplemental health benefits and insurance premiums (including the estimated incremental cost to the Company of the pre-retirement split-dollar life insurance death benefit provided by the Company under the Deferred Compensation Plan), long-term disability benefits, spousal travel and attendance at Company functions, use of company automobiles (including insurance, gas, maintenance, and the residual incremental value realized by the named executive officer upon purchase of company automobiles at the conclusion of the lease), value of the personal use of company-leased aircraft time (Mr. Foster only), financial and estate planning, use of Company tickets to sporting and entertainment events, occasional provision of meals during business hours, home business equipment, airline club memberships, miscellaneous gifts and home security services (Mr. Foster, $175,654; Mr. Ackerman, $67,725; Mr. Renaud, $63,611; Mr. Johst, $44,775; and Dr. Gillett, $41,409). In 2007, the named officers received personal benefits or perquisites having an individual value in excess of $25,000 as follows: Mr. Foster—financial planning services ($42,500), realized value upon purchase of company automobile ($31,600), value of aircraft time ($30,980) and use of Company automobile ($33,452); Mr. Ackerman—use of Company automobile ($28,620); and Mr. Renaud—use of Company automobile ($34,507). The amounts in this column also include amounts credited by the Company to the named executives, Deferred Compensation Plan accounts, as described further in footnotes (6), (7) and (8) below.

(6)
Additional amounts credited to the Deferred Compensation Plan (net of FICA taxes) account balances with respect to fiscal year 2007 are as follows: Mr. Foster, $432,054; Mr. Ackerman, $152,041; Mr. Renaud, $364,741; Mr. Johst, $80,468; and Dr. Gillett, $72,151.

(7)
As described below under "—Nonqualified Deferred Compensation," in early 2006, in connection with the establishment of the Deferred Compensation Plan, the present value of accrued benefits (net of FICA taxes) under the ESLIRP for certain named executives was credited to the Deferred Compensation Plan. In addition, Dr. Gillett was credited with an employer contribution with respect to her 2005 base and bonus amounts. The amounts reflected next to footnote (7) do not include these amounts. Additional amounts credited to the Deferred Compensation Plan (net of FICA taxes) account balances with respect to fiscal year 2006 are as follows: Mr. Foster, $666,498; Mr. Ackerman, $239,239; Mr. Renaud, $367,194; Mr. Johst, $162,164; and Dr. Gillett: $57,387. The amounts reflected next to footnote (7) include these amounts.

(8)
Reflects the present value of accrued benefits as of December 31, 2005 under the ESLIRP that were converted into Deferred Compensation Plan accounts of the named executives (other than Dr. Gillett) in early 2006 in connection with the named executives' decisions to discontinue their direct participation in the ESLIRP, as well as amounts similarly credited for Dr. Gillett with respect to the employer contribution portion based on 2005 base and bonus amounts. The amounts reflected next to footnote (7) do not include these amounts.

2007 Grants of Plan-Based Awards

        The following table sets forth the information regarding grants of plan-based awards made to our named executive officers during 2007. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The amount of these awards that was expensed in 2007 is included in the amounts shown in the Stock and Option Award columns of the Summary Compensation Table above.

									All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)		Grant Date Fair Value of Stock and Option Awards ($)(6)
		Date of Board or Compensation Committee Action to Approve Grant(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
											Exercise or Base Price of Option Awards ($/Sh)

Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

James C. Foster	2/07/07 2/23/07 2/23/07 2/23/07	2/07/07 2/23/07 2/23/07 2/23/07	109,440	912,000	2,280,000	7,500	30,000	37,500	29,750	84,550	46.60	1,385,775 1,386,350 1,813,125

Thomas F. Ackerman	2/07/07 2/23/07 2/23/07 2/23/07	2/07/07 2/23/07 2/23/07 2/23/07	36,708	305,900	764,750	2,300	9,200	11,500	11,150	31,650	46.60	518,744 519,590 556,025

Real H. Renaud	2/07/07 2/23/07 2/23/07 2/23/07	2/07/07 2/23/07 2/23/07 2/23/07	40,488	337,400	843,500	2,300	9,200	11,500	7,750	22,050	46.60	361,400 361,150 556,025

David P. Johst	2/07/07 2/23/07 2/23/07 2/23/07	2/07/07 2/23/07 2/23/07 2/23/07	36,708	305,900	764,750	2,300	9,200	11,500	10,350	29,450	46.60	482,686 482,310 556,025

Nancy A. Gillett	2/07/07 2/23/07 2/23/07 2/23/07	2/07/07 2/23/07 2/23/07 2/23/07	35,868	298,900	747,250	2,300	9,200	11,500	11,900	33,850	46.60	554,802 554,540 556,025

(1)
See the section of the Proxy Statement entitled "Compensation Discussion and Analysis" for a discussion regarding the Company's equity award grant date practices.

(2)
Reflects threshold (12% of target), target and maximum (250% of target) amounts payable under the EICP Plan with respect to fiscal year 2007. Threshold amounts reflect minimum positive payouts under the EICP Plan, although if minimum performance levels (90% of performance target) are not achieved, there would potentially be no payout. Under certain discretionary circumstances, additional amounts can be paid under the EICP Plan. The potential payouts are performance-driven and therefore completely at risk. Actual amounts paid to the named executives under the EICP Plan with respect to fiscal year 2007 are set forth in the Summary Compensation Table above.

(3)
Reflects threshold (25% of target), target and maximum (125% of target) amounts of shares payable under our performance awards granted in fiscal year 2007. Threshold amounts reflect minimum positive payouts under performance awards, although if minimum performance levels are not achieved, there would potentially be no payout. The potential payouts are performance-driven and thus completely at risk. Actual amounts paid to the named executives with respect to their performance awards are described in the section of this Proxy Statement entitled "Compensation Discussion and Analysis."

(4)
Reflects restricted common stock granted on February 23, 2007.

(5)
Reflects stock options granted on February 23, 2007.

(6)
The grant date fair market value of options has been calculated using the Black-Scholes pricing model, based on the following assumptions: an expected volatility of 30%, a weighted average expected life of 5 years and a risk-free interest rate of 4.6%. The grant date fair value of restricted stock is determined from the market value of the stock on the date of grant. The grant date fair value of performance awards is based on the maximum number of shares that could be awarded, and in accordance with SFAS 123(R), is determined from the market value of our stock on May 8, 2007, which was the date that the Company's shareholders approved the 2007 Incentive Plan from which the underlying equity awards are to be issued.

Description of Certain Awards Granted in 2007

        All awards of stock options and restricted stock were granted pursuant to the Company's 2000 Incentive Plan. Options vest and become exercisable in equal installments on each of February 23, 2008, 2009, 2010 and 2011, subject to continued employment. Restricted shares vest in equal installments on each of February 23, 2007, 2008, 2009, 2010 and 2011, subject to continued

employment. The exercise price of stock options is equal to the closing price of the Company's common stock on the date of grant. All grants of performance awards are pursuant to our 2007 Incentive Plan and are described in the Compensation Discussion and Analysis. All grants of non-equity incentive plan awards have been pursuant to our EICP Plan, which is described in detail in the Compensation Discussion and Analysis.

Employment-Related Agreements and Arrangements

        As described in the Compensation Discussion and Analysis, the Company does not enter into employment agreements with any of its corporate executive officers, which consists of the named executives. The named executives, however, are beneficiaries of certain separation and change-in-control agreements, as well as defined benefit and deferred compensation arrangements, as further described below in this Proxy Statement.

Outstanding Equity Awards at Fiscal 2007 Year-End

        The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executive officers as of December 29, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights that have not Vested (#)(2)	Equity Incentive Plan Amounts: Market or Payout Value of Unearned Shares, Units of or Other Rights that have not Vested ($)(1)

James C. Foster	3,824 21,250 64,926 117,380 196,958 150,000 94,106 23,438 30,350 0	0 0 0 0 0 0 48,100 0 91,050 84,550	(3) (4) (5)	5.33 16.00 31.97 32.15 32.87 43.07 47.75 47.36 38.03 46.60	09/29/2009 06/23/2010 08/01/2011 07/15/2012 07/23/2013 02/13/2014 02/17/2015 05/09/2015 08/11/2013 02/23/2014	96,388	(6)	6,373,175	24,000	$1,586,880

Thomas F. Ackerman	17,757 23,400 26,600 20,200 21,953 11,719 6,562 0	0 0 0 0 10,977 0 19,688 31,650	(3) (4) (5)	31.97 32.15 32.87 43.07 47.75 47.36 38.03 46.60	08/01/2011 07/15/2012 07/23/2013 02/13/2014 02/17/2015 05/09/2015 08/11/2013 02/23/2014	27,347	(7)	1,808,184	5,520	$364,982

Real H. Renaud	23,400 40,400 30,300 25,000 3,906 6,562 0	0 0 0 12,500 0 19,688 22,050	(3) (4) (5)	32.15 32.87 43.07 47.75 47.36 38.03 46.60	07/15/2012 07/23/2013 02/13/2014 02/17/2015 05/09/2015 08/11/2013 02/23/2014	21,238	(8)	1,404,257	5,980	$395,398

David P. Johst	21,754 16,000 21,800 23,400 26,600 20,200 21,953 11,719 6,562 0	0 0 0 0 0 0 10,977 0 19,688 29,450	(3) (4) (5)	5.33 16.00 31.97 32.15 32.87 43.07 47.75 47.36 38.03 46.60	09/29/2009 06/23/2010 08/01/2011 07/15/2012 07/23/2013 02/13/2014 02/17/2015 05/09/2015 08/11/2013 02/23/2014	25,713	(9)	1,700,144	6,440	$425,813

Nancy A. Gillett	0 0 0	10,045 23,100 33,850	(3) (4) (5)	47.75 38.03 46.60	02/17/2015 08/11/2013 02/23/2014	27,473	(10)	1,816,515	7,360	$486,643

(1)
Calculated based on the closing price ($66.12) of the Company's stock on December 28, 2007, the last trading day of the fiscal year 2007.

(2)
Calculated based on the actual number of shares of common stock and restricted stock earned by the named executive in February 2008 under the Company's performance awards. See the "2007 Grants of Plan—Based Awards" table earlier in this Proxy Statement.

(3)
All of the unexercisable stock options will vest on 02/17/2008.

(4)
One third of the unexercisable stock options will vest on each of 08/11/2008, 08/11/2009 and 08/11/2010.

(5)
The stock option vests in 25% increments on the following dates: 02/23/2008, 02/23/2009, 02/23/2010 and 02/23/2011.

(6)
The stock award vests as follows: 28,050 shares vest on 02/17/2008, 12,863 shares vest on 08/11/2008, 12,862 share vest on 08/11/2009, 12,863 shares vest on 08/11/2010, 7,437 on 02/23/2008, 7,438 on 02/23/2009, 7,437 on 02/23/2010 and 7,438 on 02/23/2011.

(7)
The stock award vests as follows: 7,834 shares vest on 02/17/2008, 2,788 shares vest on 08/11/2008, 2,787 shares vest on 08/11/2009, 2,788 shares vest on 08/11/2010, 2,787 on 02/23/2008, 2,788 on 02/23/3009, 2,787 on 02/23/2010 and 2,788 on 02/23/2011.

(8)
The stock award vests as follows: 5,125 shares vest on 02/17/2008, 2,788 shares vest on 08/11/2008, 2,787 shares vest on 08/11/2009, 2,788 shares vest on 08/11/2010, 1,937 shares vest on 02/23/2008, 1,938 shares vest on 02/23/2009, 1,937 shares vest on 02/23/2010 and 1,938 shares vest on 02/23/2011.

(9)
The stock award vests as follows: 7,000 shares vest on 02/17/2008, 2,788 shares vest on 08/11/2008, 2,787 shares vest on 08/11/2009, 2,788 shares vest on 08/11/2010, 2,587 shares vest on 02/23/2008, 2,588 shares vest on 02/23/2009, 2,587 shares vest on 02/23/2010 and 2,588 shares vest on 02/23/2011.

(10)
The stock award vests as follows: 5,785 shares vest on 02/17/2008, 3,263 shares vest on 08/11/2008, 3,262 shares vest on 08/11/2009, 3,263 shares vest on 08/11/2010, 2,975 shares vest on 02/23/2008, 2,975 shares vest on 02/23/2009, 2,975 shares vest on 02/23/2010 and 2,975 shares vest on 02/23/2011.

        The Company has not engaged in any option repricings or other modifications to any of its outstanding equity awards during fiscal years 2006 or 2007.

2007 Option Exercises and Stock Vested

        The following table shows information regarding stock option exercises and vesting of restricted stock awards with respect to the named executives during the year ended December 29, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James C. Foster	190,280	7,326,282	40,912	2,002,162
Thomas F. Ackerman	30,254	1,353,249	10,620	516,568
Real H. Renaud	18,593	649,711	7,912	388,913
David P. Johst	93,500	4,954,058	11,787	569,201
Nancy A. Gillett	52,148	467,108	9,047	445,134

(1)
The value realized on the exercise of stock options which are sold on the same date of exercise is based on the difference between the exercise price and the intraday price of our common stock at the time of exercise. In other circumstances, such as where the underlying shares are held following the exercise of the stock option, the value realized is based on the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)
The value realized on vesting of restricted stock is based on the closing price of our common stock on the trading date immediately preceding the date of vesting.

2007 Pension Benefits

        One of the Company's sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan, is a qualified, non-contributory plan that covers most U.S. employees hired prior to January 1, 2002. Employees hired after December 31, 2001 are not eligible to participate in this Plan. Each of the named executives is eligible to receive pension benefits under the U.S. Pension Plan.

        Benefits under the U.S. Pension Plan are based on the participants' highest five consecutive years of compensation and years of service. The amount of pension payable annually at normal retirement (age 65) is equal to the greatest of: (1) 1 1/8% of participants' highest average five consecutive years of compensation multiplied by years of service up to 40 years, less the maximum offset allowance determined in accordance with the Code Section 401(l); (2) $180 multiplied by years of service; and (3) $1,500. In addition, certain officers and key employees are entitled to a frozen supplemental benefit amount ranging in amount from $51,000-$97,000. The applicable amounts for the named executives are as follows: Mr. Foster, $73,000; Mr. Ackerman, $97,000; Mr. Renaud, $69,000; and Mr. Johst, $79,000.

        Compensation under the U.S. Pension Plan generally would include amounts shown as salary and non-equity incentive plan compensation for the named executives (as shown on the Summary Compensation Table above) and would exclude any wages derived from stock options or severance pay. Early retirement benefits are provided to any retiring participant who has attained age 55 and completed five years of vesting service. The early retirement benefit is equal to the participant's normal retirement benefit reduced by 5/9% per month for the first 60 months and 5/18% for each month over 60 by which the participant's benefit commencement date precedes his or her normal retirement date. Each of Messrs. Foster and Renaud are currently eligible for early retirement.

        Participants' rights to benefits under this plan vest upon completion of five years of service. In the event of a change in control of the Company, each of the named executives, other than Mr. Renaud, will receive additional years of service credit in calculating their benefits under the Pension Plan pursuant to the terms of his or her Change in Control Agreement, which is discussed below. Mr. Renaud has already reached the maximum years of credited service under the Pension Plan (40 years) so he will not receive additional years of credited service in the event of a change in control.

        The table below sets forth information regarding the accumulated benefits of the named executives under the Charles River Laboratories, Inc. Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James C. Foster	Charles River Laboratories, Inc. Pension Plan	32.6	762,086	0
Thomas F. Ackerman	Charles River Laboratories, Inc. Pension Plan	20.0	601,361	0
Real H. Renaud	Charles River Laboratories, Inc. Pension Plan	40.0	1,073,033	0
David P. Johst	Charles River Laboratories, Inc. Pension Plan	17.0	290,068	0
Nancy A. Gillett	Charles River Laboratories, Inc. Pension Plan	8.0	68,220	0

(1)
The maximum years of credited service under the Charles River Laboratories, Inc. Pension Plan is 40 years. If there were no such maximum, Mr. Renaud would have 43.3 years of credited service.

(2)
The normal form of payment under the Charles River Laboratories, Inc. Pension Plan is a straight life annuity. The present value of accumulated benefits disclosed is based on the assumptions used in the Company's financial statement disclosures relating the to the Charles River Laboratories, Inc. Pension Plan including a discount rate of 6.50% and assuming mortality according to the 1994 Uninsured Pensioner Mortality Table. The amounts reflected in this column include the frozen supplemental benefit amounts referred to in the description of the pension plan above. Also, for administrative efficiency, the amounts set forth in this table are for, and as of, the calendar year ended December 31, 2007 as opposed to our fiscal year end December 29, 2007. The Company believes there is no material difference between the amounts actually reported and the amounts that would have been reported if we had used a December 29, 2007 date instead.

2007 Nonqualified Deferred Compensation

        In 2006, the Company established the Charles River Laboratories Deferred Compensation Plan (Deferred Compensation Plan) for select eligible employees, including its named executives. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a menu of referenced mutual funds as well as an interest crediting rate.

        The plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974. Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

        In addition to the Deferred Compensation Plan, certain officers and key employees of the Company also participate, or in the past participated, in the Company's amended and restated Executive Supplemental Life Insurance Retirement Plan, or ESLIRP, which is a non-funded, non-qualified arrangement. Annual benefits under this plan equal a percentage of the average of the highest five consecutive years of compensation, offset by amounts payable under the Charles River Laboratories, Inc. Pension Plan and Social Security. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive's retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and at the rate of 50% thereafter. Executive officer participants vest as to 50% of the total benefit after five years of service with a 10% incremental increase in vesting percentage for each year thereafter. The total ESLIRP benefit will be offset by the Charles River Laboratories, Inc. Pension Plan and Social Security.

        In connection with the establishment of the Deferred Compensation Plan, current active employees who agreed to convert their accrued ESLIRP benefit to a comparable deferred compensation benefit discontinued their direct participation in the ESLIRP. Instead, the present values of the accrued benefits of ESLIRP participants were credited to their Deferred Compensation Plan accounts, and future ESLIRP accruals will now be converted to present values and credited to their Deferred Compensation Plan accounts annually. Mr. Foster, Mr. Renaud, Mr. Ackerman and Mr. Johst, who are named executives, were participants in the ESLIRP. Upon the adoption of the Deferred Compensation Plan, the value of their accrued ESLIRP benefits, after adjustments for outstanding Medicare taxes, were credited to their Deferred Compensation Plan account balances as follows: Mr. Foster: $6,506,049, Mr. Ackerman: $1,697,380, Mr. Renaud: $2,691,730 and Mr. Johst: $1,245,235.

        In addition, the Company provides certain active employees, including Dr. Gillett, an annual contribution into their Deferred Compensation Plan account of 10% of the employee's base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus. In 2007, Dr. Gillett was credited with $57,387, the value of these amounts based on her base salary and bonus amounts for fiscal year 2006. The credited amounts for Dr. Gillett vest in 1/4 increments annually over a four year period.

        Separately, the Deferred Compensation Plan provides certain senior executives, including the named executives, with a pre-retirement life insurance death benefit equal to four times the sum of (1) their base annual salary plus (2) their target bonus amounts, less $50,000. For total life insurance amounts potentially payable to the named executive upon their termination of employment due to death, see the section of this Proxy Statement entitled "Executive Compensation and Related Information—Potential Payments Upon Termination or Change in Control".

        The following table sets forth, for each of our named executives, information regarding their participation in our Deferred Compensation Plan during 2007.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(2)
James C. Foster	0	666,498	540,064	0	8,215,249
Thomas F. Ackerman	0	239,239	124,791	0	2,216,870
Real H. Renaud	0	367,194	249,882	0	3,471,364
David P. Johst	0	162,164	71,146	0	1,521,768
Nancy A. Gillett	0	57,387	12,612	0	120,390

(1)
For purposes of consistency, the amounts shown in this table include only those contributions, earnings, withdrawals, and distributions that occurred during calendar year 2007. Accordingly, amounts credited by the registrant with respect to compensation earned in the last fiscal year, but which are credited in 2008 have not been included in this table. However, these amounts (Mr. Foster, $432,054; Mr. Ackerman, $152,041; Mr. Renaud, $364,741; Mr. Johst, $80,468; and Dr. Gillett, $72,151) have been included in the total compensation set forth in the Summary Compensation Table under the column entitled "All Other Compensation". As further discussed in the narrative discussion above, the amounts set forth in the column entitled "Registrant Contributions in Last FY" represent the present value of the accrued benefits, after adjustments for outstanding Medicare taxes, which were credited to the named executives' Deferred Compensation Plan account balances. Also, for administrative efficiency, the amounts set forth in this table are for, and as of, the calendar year ended December 31, 2007 as opposed to our fiscal year end December 29, 2007. The Company believes there is no material difference between the amounts actually reported and the amounts that would have been reported if we had used a December 29, 2007 date instead.

(2)
Includes the following amounts which have previously been reported as compensation in the Summary Compensation Table for previous years: Mr. Foster, $7,008,690; Mr. Ackerman, $1,852,841; Mr. Renaud, $2,854,209; Mr. Johst, $1,288,459; and Dr. Gillett, $50,391.

Potential Payments Upon Termination or Change in Control

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated on December 29, 2007, given the named executive's compensation and service levels as of such date and, if applicable, based on the Company's closing stock price on that date. (Since our last trading day in fiscal 2007 was December 28, 2007, where applicable we have assumed a stock price of $66.12, the closing price on that date.) Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price and the executive's age.

  Disability and Life Insurance

        Separate from the provisions of the Officer Separation Plan or the change in control agreements discussed below, the named executives may be entitled to disability or life insurance proceeds in the event of termination due to such events. For instance, in the event of termination of the named executives as a result of disability, disability insurance could provide up to a maximum additional amount of $50,000, dependent on the nature of the disabling loss. In the event of termination of the named executives as a result of death, additional life insurance payments could provide a maximum additional amount to the named executives' beneficiaries as follows: Mr. Foster, $9,346,001; Mr. Ackerman, $4,021,601; Mr. Renaud, $4,327,602; Mr. Johst, $4,021,601; and Dr. Gillett, $3,953,601 (inclusive of amounts payable as a result of the pre-retirement death benefit pursuant to the Company's Deferred Compensation Plan). The total termination compensation described below do not include these amounts.

  Severance Plans

        Under the Company's Officer Separation Plan, a corporate officer whose employment is terminated by the Company for reasons other than cause, voluntary resignation, disability, early or normal retirement or death and who has not been offered a comparable position within the Company is entitled to receive a severance payment equal to two years of the officer's base pay (plus accrued vacation pay and a pro rata bonus payout if termination occurred after June 30th of the applicable year). In addition, the Officer Separation Plan provides corporate officers with certain benefits continuing for the length of the severance payments (health, life insurance, retirement income and 401(k) plan benefits), as well as reimbursement for specified outplacement services. Payments under the Officer Separation Plan generally are to be made either bi-weekly (the Company's normal payroll cycle) or in one lump sum payment at the officer's election. In exchange for these payments, the officer must agree not to compete with the Company for one year following his or her separation. Each of the named executives other than Mr. Renaud is a participant in this plan. In January 1992, Mr. Renaud entered into an agreement with Charles River Laboratories, Inc. providing for a severance payment equal to one year of his base pay if his employment is terminated for any reason other than for cause, and up to one additional year of base pay until he finds non-competing employment. In addition, Mr. Renaud would be eligible to receive a pro-rated bonus for the year of termination. The 1992 agreement with Mr. Renaud also provides him with continuation of disability benefits for the length of the severance payments and prohibits him from competing with Charles River Laboratories, Inc. for one year after his termination of employment.

  Change in Control Agreements

        The Company has entered into change in control agreements with most of its executive officers, including each of the named executives. These agreements provide such officer with severance and other benefits in the event their employment terminates under certain conditions during the term of the agreement and within one year following a "change in control" (as defined in the agreements). Each agreement has a term of three years, with automatic one-year extensions thereafter. Payments made to the executive officer under the agreement will generally offset or reduce payments and benefits to which the officer may be entitled under any other severance plan or agreement with the Company (including the severance plans described above).

        The agreements provide that any options to acquire common stock of the Company awarded to the executive officer under any stock option or other long-term incentive plan shall become fully exercisable upon the occurrence of the change in control. In addition, restrictions on any shares of restricted stock of the Company held by the executive officer shall lapse upon the occurrence of the change in control.

        Each executive officer covenants in his or her agreement that in the event of a change in control during the term of the agreement, he or she will remain in the employ of the Company after the change in control until the earliest of (1) six months after the date of the change in control, (2) termination by the executive officer of his or her employment for "good reason" (as defined in the agreement) or by reason of death, disability or retirement or (3) termination of the executive officer's employment by the Company for any reason.

        If the employment of the executive officer is terminated during the term of the agreement and on or before the first anniversary of a change in control (1) by the Company other than for "cause" (as defined in the agreement), death or disability or (2) by the executive officer for good reason, the executive officer will be entitled to certain severance benefits, as follows:

  •
  a lump-sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the executive officer's then annual base salary and (2) the executive officer's target bonus for the fiscal year in which the termination occurs;

  •
  for those executive officers at the Senior Vice President level and above, an additional payment to "gross-up" the executive officer for any excise tax imposed by Section 4999 of the Code (provided that if the aggregate value of payments by the Company to or on behalf of the executive officer is less than 315% of the "base amount" (as defined under §280G(b)(3) of the Code), the executive officer will not be entitled to a "gross-up" and instead such payments shall be reduced to an amount equal to $1.00 less than 300% of the "base amount");

  •
  additional service credit for pension purposes (2 years for each named executive officer other than Mr. Foster who will receive 3 years) and other than Mr. Renaud (who has already reached the maximum 40 years of credited service under the U.S. Pension Plan), assuming a 4% increase in compensation for each year;

  •
  continuation of group health, dental, life insurance and other welfare-type benefits and perquisites for a period of three years (Mr. Foster only) and two years (all other named executives); and

  •
  26 weeks of outplacement services (up to $50,000), entitlement to purchase the officer's then Company-leased vehicle in accordance with the most attractive terms available under the lease, and payment of legal fees incurred in connection with any termination of employment other than a termination by the Company for cause.

        A "change in control" is defined in each agreement as any one of the following: (1) the closing of the sale of all or substantially all of the Company's assets as an entirety to any person or related group of persons; (2) the merger or consolidation of the Company with or into another corporation or the merger or consolidation of another corporation with or into the Company or one of the Company's subsidiaries, such that immediately after such transaction the outstanding voting securities of the Company immediately prior to such transaction represent less than a majority of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; (3) the closing of a transaction pursuant to which beneficial ownership of more than 50% of the Company's outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights and other rights to acquire common stock) is transferred to a single person or entity, or a "group" (within the meaning of Rule 13d-5(b)(l) of the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions.

        Under the agreement, the term "cause" is defined as the (1) willful and continued failure of the executive officer to perform his or her duties with the Company, (2) a substantial violation of the Company's Code of Business Conduct and Ethics (and any successor policy), (3) conviction of a felony or (4) engaging in conduct that violates the confidentiality provisions of the Agreement. "Good reason"

is generally defined to include (1) situations such as the assignment to the executive officer of duties inconsistent with his or her position or responsibility prior to the change in control, (2) a reduction in annual base salary (excluding across-the-board salary reductions affecting all senior executives), (3) failure to pay any portion of current compensation or deferred compensation when due after the expiration of a grace period (excluding across-the-board reductions or failures affecting all senior executives), (4) failure to maintain any compensation plan that is material to the executive officer's total compensation, (5) failure to maintain material benefits that are substantially the same as those in effect when the change in control occurs, and (6) job relocations requiring the executive officer to relocate more than 50 miles from the office where he or she is based.

The chart below sets forth the amounts payable to each named executive in the event of termination absent a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  Termination occurs on December 29, 2007 (last day of the fiscal year 2007).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid for by the Company; therefore it was not included as a part of the cash severance payment. However, in actual practice, under the EICP Plan, employees who leave the Company prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death or disability).

  •
  We have assumed that none of the named executives have accrued or unused vacation remaining at the time of termination.

  •
  We assumed that Mr. Renaud will receive two years of base salary as contemplated by his 1992 agreement.

Benefits Continuation—

  •
  In accordance with the Officer Separation Plan, the benefits continuation value for each named officer other than Mr. Renaud includes 24 month continuation of medical, dental and basic life/AD&D coverage plus any benefits and perquisites that the executive was eligible to receive at the time of termination (except for long-term disability benefits).

  •
  We assumed 24 months of long-term disability benefits for Mr. Renaud.

Retirement Plan Benefits—

  •
  The values reflect the total account balance in the 401(k) and the Deferred Compensation Plans as of December 31, 2007 and the lump sum present value of the accrued benefits under the Company's Pension Plan as of December 31, 2007.

  •
  In addition to the account balances in the qualified and non-qualified retirement plans, the named executives (except Mr. Renaud) are also entitled to receive two additional years of company contributions to the 401(k) plan. The assumed amount of an additional year's contributions is equal to the full amount of 2007 contributions (prior to any discrimination testing reduction, where applicable).

  •
  Benefits under these plans are currently vested and will automatically be paid upon any termination.

Other Benefits—

  •
  The Officer Separation Plan provides for professional outplacement services for all the named executives (except Mr. Renaud). The values reflect the maximum cost of professional outplacement services equal to 15% of the executive's base salary and prior year's bonus paid.

Equity—

  •
  In accordance with the 2007 Incentive Plan, the named executives are entitled to up to 90 days after termination to exercise any vested stock options.

  •
  Performance awards granted in 2007 are forfeited upon termination in accordance with the terms of the 2007 Incentive Plan.

Severance Payments Absent a Change-in-Control

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Total

Mr. James Foster

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$10,316,964	$0	$10,316,964

Involuntary Termination—Not for Cause/Good Reason	$1,824,000	$430,743	$0	$10,330,464	$234,210	$12,819,417

Mr. Thomas Ackerman

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$3,510,085	$0	$3,510,085

Involuntary Termination—Not for Cause/Good Reason	$874,000	$203,603	$0	$3,523,585	$97,638	$4,698,826

Mr. Real Renaud

Disability, Death, Retirement, and Voluntary Termination	$964,000	$5,592	$0	$5,519,008	$0	$6,488,600

For Cause Termination	$0	$0	$0	$5,519,008	$0	$5,519,008

Involuntary Termination—Not for Cause/Good Reason	$964,000	$5,592	$0	$5,519,008	$0	$6,488,600

Mr. David Johst

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$2,343,708	$0	$2,343,708

Involuntary Termination—Not for Cause/Good Reason	$874,000	$139,347	$0	$2,357,208	$97,638	$3,468,193

Dr. Nancy Gillett

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$416,046	$0	$416,046

Involuntary Termination—Not for Cause/Good Reason	$854,000	$131,910	$0	$431,546	$96,407	$1,513,864

(1)
Equity value for death, disability and termination without cause and for Good Reason absent a change-in-control reflects the value of any unvested, but accelerated, stock options and restricted stock. In these termination situations, unvested awards do not accelerate.

(2)
Reflects maximum payment for professional outplacement services.

The chart below sets forth the amounts payable to each named executive in the event of termination following a change in control, which is based upon the following assumptions:

Cash Severance—

    •
    A change-in-control is assumed to have occurred on December 29, 2007 (last day of the fiscal year 2007). However, no change-in-control actually occurred on the aforementioned date.

    •
    Termination occurs on December 29, 2007 (last day of the fiscal year 2007).

    •
    We assumed that the full year's actual bonus was already earned by the named executive and paid for by the Company; therefore it was not included as a part of the cash severance payment. However, in actual practice, under the EICP Plan, employees who leave the Company prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death or disability).

    •
    We have assumed that none of the named executives have any accrued or unused vacation remaining at the time of termination.

Retirement Plan Benefits—

  •
  In addition to the triggered benefits described above, the values reflect the total account balance of the 401(k) and the Deferred Compensation Plans as of December 31, 2007 and the lump sum present value of the accrued benefits under the Pension Plan as of December 31, 2007.

  •
  Under the Pension Plan, we have assumed the compensation for the additional year's service credit (where applicable) was capped at the IRS maximum for 2007 of $225,000.

  •
  Benefits under these plans are already vested and will automatically be paid upon any termination.

Equity—

  •
  The change-in-control agreements provide for full acceleration of all unvested equity awards upon a change-in-control. The values reflect the in-the-money value of all unvested stock options, the value of all unvested restricted stock, and the value of all performance awards (at target performance levels) (based on the 2007 fiscal year end price). While this provision in the change-in-control agreements provides the named executives with contractual acceleration rights, we note that under each of the applicable stock option plans of the Company, including the 2007 and 2000 Incentive Plans, a change of control transaction will generally provide for automatic vesting and, if relevant, exercise of outstanding awards (including deemed satisfaction of all performance criteria). Accordingly, the accelerated treatment applicable to the named executives equity awards will apply equally to all of the Company's equity plan participants.

Tax 280G Gross-up—

  •
  The change-in-control agreements for the named executives provide that the Company pays the 20% excise tax under Section 4999 of the Code for the executive, but only if the payments subject to the tax exceed the executive's five year average W-2 taxable income by 15%. If the total severance payments do not exceed 15% of the safe harbor amount (3 times the five-year average W-2 taxable income), payments are cut back to $1 less than the safe harbor limit.

  •
  Based on the totality of assumptions, we believe that only the total severance payments to Dr. Gillett, and none of the other named executives, would exceed the safe harbor amount by 15%.

Severance Payments Following a Change-in-Control

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Tax Gross-Up	Total

Mr. James Foster

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$13,448,382	$10,316,964	$0	$0	$23,765,346

Involuntary Termination (Severance)—Not for Cause/Good Reason	$5,472,001	$223,669	$13,448,382	$10,348,695	$50,000	$0	$29,542,747

Mr. Thomas Ackerman

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$3,788,979	$3,510,085	$0	$0	$7,299,064

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,485,801	$117,723	$3,788,979	$3,526,996	$50,000	$0	$8,969,498

Mr. Real Renaud

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$3,225,637	$5,519,008	$0	$0	$8,744,645

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,638,801	$125,346	$3,225,637	$5,519,008	$50,000	$0	$10,558,792

Mr. David Johst

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$3,637,995	$2,343,708	$0	$0	$5,981,702

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,485,801	$102,263	$3,637,995	$2,353,350	$50,000	$0	$7,629,408

Dr. Nancy Gillett

Disability, Death, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$3,918,976	$416,046	$0	$0	$4,335,023

Involuntary Termination (Severance)—Not for Cause/Good Reason	$1,451,800	$107,981	$3,918,976	$433,101	$50,000	$1,046,481	$7,008,340

(1)
Equity value following a change-in-control reflects the value of all unvested stock options, restricted stock and performance awards, assuming all options and restricted stock outstanding as of the date of the change-in-control accelerate and become fully exercisable (using the Company's closing stock price on December 28, 2007 of $66.12).

(2)
Reflects a maximum payment for professional outplacement services.

2007 Director Compensation

        The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors while aligning the interests of directors with the interests of stockholders by linking a portion of their compensation to stock performance. In setting Director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

        The following table sets forth all of the compensation awarded to, earned by, or paid to the Company's Directors for the year ended December 29, 2007.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
William H. Waltrip	93,000	67,846	87,732	—	248,578
George E. Massaro	82,000	67,846	87,732	—	237,578
George M. Milne, Jr.	72,000	67,846	87,732	—	227,578
Stephen D. Chubb	66,500	67,846	87,732	—	222,078
Douglas E. Rogers	62,000	67,846	87,732	—	217,578
Samuel O. Thier	60,000	67,846	87,732	—	215,578
Nancy T. Chang(5)	15,000	29,851	17,944	—	62,795
Linda McGoldrick(5)	32,000	—	20,757	—	52,757
C. Richard Reese(5)	15,000	—	—	—	15,000

(1)
Reflects aggregate dollar amount of all fees earned for services as a director, including annual retainer fees, committee and/or chairmanship fees. A description of the applicable fees can be found below. Also includes minor amounts ($1,500–3,000) paid in 2007 to some directors for 2006 Board service.

(2)
Amounts reflect the compensation cost for fiscal year 2007 of the Directors restricted stock, calculated in accordance with SFAS 123(R). As calculated in accordance with SFAS 123(R), the full grant date fair value of the restricted stock awards granted to directors in May 2007 was $100,800 per director (not including Dr. Chang or Mr. Reese, who were not on our board at that time.) The full grant date fair value of the restricted stock awards granted to Dr. Chang in November 2007 was $172,470. As of December 29, 2007, each current director held the aggregate number of unvested restricted stock awards as follows: Chang—3,000, Chubb—2,000, Massaro—2,000, Milne—2,000, Reese—0, Rogers—2,000, Thier—2,000, Waltrip—2,000.

(3)
Amount reflects the compensation cost for fiscal year 2007 of the Directors' stock options, calculated in accordance with SFAS 123(R) and using the Black-Scholes valuation model utilizing the Company's assumptions expensed over the vesting period of the stock options, but does not include any assumed forfeitures. See note 9 to our Notes to Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 29, 2007 for a discussion of the assumptions used by the Company in the Black-Scholes valuation model. The full grant date fair value of the stock option awards granted to each of the directors in May 2007, was $105,660 per director (excluding Dr. Chang) and the full grant date fair value of the stock option awards granted to Dr. Chang in November 2007 was $167,068). As of December 29, 2007, each current director held the aggregate number of option awards as follows: Chang—8,500, Chubb—48,000, Massaro—42,000, Milne—48,000, Reese—0, Rogers—6,000, Thier—42,000, Waltrip—48,000.

(4)
We occasionally invite the directors and their spouses to certain events, including an annual multi-day offsite board meeting (typically in February), which is also attended by our executives and their spouses. We believe these events provide valuable opportunities to meet and establish relationships with senior executives, enhance leadership development and succession planning strategies and advance our business objectives. Amounts that would be included in this column would have included the incremental costs to the Company of items, including travel costs for spouses, meals and activities that may be considered to provide a personal benefit in connection with these events. However, no director of the Company received perquisites and other personal benefits (including those related to the events described in the preceding sentence) equal to or exceeding $10,000 in the aggregate.

(5)
Dr. Chang was elected to the Board on October 24, 2007 and Mr. Reese was elected to the board on December 3, 2007. Ms. McGoldrick's term concluded on May 8, 2007.

        The Company revised director compensation beginning in 2007. The Company pays each non-employee director an annual fee of $60,000 for service as a director of the Company, except for members of the Audit Committee, who are paid an annual fee of $65,000. Additional fees are paid to the combined Lead Independent Director/Chair of the Governance Committee ($25,000), the Chair of the Audit Committee ($15,000) and the Chair of the Compensation Committee ($10,000) for their additional responsibilities. No additional fees are paid for attending meetings of the Board or any Committee of the Board. Expenses incurred in attending Board of Directors meetings and committee meetings are reimbursed by the Company.

        Non-employee directors are eligible to receive options under the Company's stock option plans. Prior to 2007, each unaffiliated, non-employee director has been granted an option to purchase 20,000 shares of common stock on the first day of the month following his or her initial election or appointment to the Board; commencing in fiscal year 2007, each new director is granted (1) an option to purchase 8,500 shares of common stock and (2) 3,000 shares of restricted stock. Board members also have received annual equity grants. In May 2007, each non-employee director was granted (1) an option for 6,000 shares of common stock and (2) 2,000 shares of restricted stock. Options granted to members of the Board of Directors vest in full one year from the date of grant and expire five years from the date of grant, and restricted stock vests in full one year from the date of grant.

        In order to further align the interests of directors and shareholders, the Board of Directors have mandated that, to the extent permissible, directors have a significant financial stake in the Company. Accordingly, as set forth in the Company's Corporate Governance Guidelines, each director who has served on the Board for at least three years is required to own a minimum of 5,000 shares of Company stock (excluding stock options, stock subject to future vesting requirement, or other similar unvested and inchoate equity holdings). Board members who are subject to third party restrictions on their stock holdings (e.g., certain academic institutions), shall be permitted to own stock in an amount that is appropriate for them in light of such other restrictions. In addition, each of our incumbent directors who were elected to the Board on May 8, 2007 will have until May 8, 2010 to come into compliance with this policy and, until such date, will instead be required to own a minimum of $100,000 in shares of Company common stock utilizing an assumed per share value based upon the average of the closing price of the Company's common stock for each of the previous four (4) fiscal quarters. As of the date of this proxy statement, all of our directors are in compliance with this holding requirement.

Related Person Transaction Policy

        The Company maintains a formal Related Person Transactions Policy (available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption) which is intended to promote the timely identification of transactions involving "related persons" (as such term is defined pursuant to Item 404(a) of Regulation S-K) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. The policy covers any financial transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships. The Board has designated the Audit Committee to oversee this policy.

        In determining whether applicable transactions are compliant with this policy, the Audit Committee is directed to determine whether the related person has a direct or indirect material interest in the transaction. The absence of a direct or indirect material interest, or satisfaction of any of the following criteria, indicates that there is no related person transaction:

  •
  transactions involving the purchase or sale of products or services in the ordinary course of business, not exceeding $120,000;

  •
  transactions in which the related person's interest derives solely from his or her service as a director of another corporation or organization that is a party to the transaction;

  •
  transactions in which the related person's interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) which is a party to the transaction;

  •
  transactions in which the related person's interest derives solely from his or her ownership of a class of equity securities of the Company and all holders of that class of equity securities received the same benefit on a pro rata basis;

  •
  compensation arrangements of any executive officer, other than an individual who is an "immediate family member" (as defined in the Related Person Transactions Policy) of a related person, if such arrangements have been approved by the Board of Directors or the Compensation Committee; or

  •
  Director compensation arrangements, if such arrangements have been approved by the Board of Directors or the Corporate Governance and Nominating Committee.

        If the transaction qualifies as a related person transaction the Audit Committee then considers all relevant facts and circumstances, including without limitation: commercial reasonableness of the terms; the benefit and perceived benefit, or lack thereof, to the Company; opportunity costs of alternate transactions; the materiality and character of the related person's direct or indirect interest; and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is either (1) in or (2) is not inconsistent with, the best interests of the Company and its shareholders.

        As of the date of this Proxy Statement, the Company is not aware of the existence of any related person transaction since the beginning of fiscal year 2007.

Compensation Committee Interlocks and Insider Participation

        During the 2007 fiscal year, the Compensation Committee consisted of Dr. Milne, Messrs. Rogers and Waltrip, Ms. McGoldrick (through the completion of her Board term in May 2007) and, following her election to our Board in October 2007, Dr. Chang. None of these individuals has served as an officer or employee of the Company or any of its subsidiaries. The Company is not aware of any compensation committee interlocks.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. During fiscal 2007, the Committee consisted of Messrs. Massaro, Chubb and Waltrip.

        The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company's financial reporting process, its compliance with legal and regulatory requirements and the quality of its external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing the Company's overall financial reporting process. The Board of Directors has determined that Stephen D. Chubb and George E. Massaro are both Audit Committee financial experts. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 29, 2007, the Audit Committee took the following actions:

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 29, 2007, the quarterly financial statements and the annual and quarterly earnings press releases with management, which has primary responsibility for the financial statements and the earnings releases, and PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm.

  •
  Reviewed and discussed with management the requirements under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and monitored the activity surrounding the compliance initiative of the Company's management and the audit-related activity of PricewaterhouseCoopers LLP.

  •
  Met with the Company's management, internal auditors and PricewaterhouseCoopers LLP, separately and together, with and without management present, to discuss the Company's financial reporting process and internal controls over financial reporting in addition to other matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

  •
  Received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with PricewaterhouseCoopers LLP their independence and acknowledged their independence.

  •
  Considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

  •
  Reviewed with the independent auditor all services provided during 2007 and found no independence concerns and approved all work in advance of completion consistent with prescribed policy and procedures.

  •
  Monitored compliance with the policies and procedures for the engagement of the independent registered public accounting firm. The Committee engaged the independent registered public accounting firm only for certain services including audit, audit-related and specifically approved tax and other services.

  •
  Evaluated the annual inspection report by the Public Company Accounting Oversight Board of the independent registered public accounting firm, and discussed the report with the independent registered public accounting firm.

  •
  Monitored compliance with the policy and procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company's accounting, internal controls over financial reporting and auditing matters.

        Based on the Audit Committee's review of the audited financial statements, and representations made by and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for filing with the Securities and Exchange Commission.

Mr. George E. Massaro (Chair) Mr. Stephen D. Chubb Mr. William H. Waltrip

        The foregoing report should not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, by any general statement incorporating by reference this Proxy Statement except to the extent that Charles River Laboratories specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

OTHER MATTERS

Code of Business Conduct and Ethics

        All our employees and officers, including our Chief Executive Officer and Chief Financial Officer, and members of our Board of Directors, are required to abide by our Code of Business Conduct and Ethics to ensure that our business is conducted in a consistently legal and ethical manner. This Code forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the integrity of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place, and we will monitor any rules adopted by the SEC to determine whether we need to modify our processes.

        The full text of our Code of Business Conduct and Ethics is available on our website at www.criver.com, under the "Investor Relations—Corporate Governance" caption. We will disclose any future material amendments to the Code of Business Conduct and Ethics and any waivers granted to any director or officer within two business days following the date of such amendment or waiver.

Shareholder Proposals for 2009 Proxy Statement

        Shareholders who wish to present proposals for inclusion in the Proxy Statement relating to the Company's Annual Meeting of Shareholders to be held in 2009 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's by-laws. To be eligible, shareholder proposals must be received by the Corporate Secretary of the Company no later than December 3, 2008.

        Under the Company's By-laws, if a shareholder wishes to present a proposal before the 2009 Annual Meeting but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such shareholder must give written notice to the Corporate Secretary of the Company, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. The Corporate Secretary must receive such notice not less than 60 days nor more than 90 days prior to May 8, 2009, provided that, if the 2009 Annual Meeting is not held within 30 days before or after May 8, 2009, then such nomination must be delivered to or mailed and received by the Corporate Secretary no later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. If we do not receive timely notice of a proposal to be presented at the 2009 Annual Meeting, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when any such proposal is raised at the meeting.

Obtaining Additional Information about the Company

        The Notice of Meeting, this Proxy Statement, the enclosed proxy and the Company's Annual Report to Shareholders for the year ended December 29, 2007 are being mailed to shareholders on or about April 2, 2008. The Company's Annual Report to Shareholders includes a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (other than exhibits thereto), as filed with the SEC. The Form 10-K provides additional information about the Company. Exhibits will be provided upon written request and payment of an appropriate processing fee. A copy of the Company's Annual Report on Form 10-K (with exhibits) for the year ended December 29, 2007 can also be found on the SEC website at www.sec.gov.

        Copies of the charters of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee, the Company's Corporate Governance Guidelines, and the Company's Code of Business Conduct and Ethics are also available upon request from any shareholder to the Company, Attn: Corporate Secretary, 251 Ballardvale Street, Wilmington, MA, 01887.

Certain Matters Relating to Proxy Materials and Annual Reports

        The Company satisfies SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company shareholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company has delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Computershare Trust Company, N.A., P.O. Box 43101, Providence, RI 02940-3101, telephone 1-781-575-4593. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your broker or bank.

Forward Looking Statements

        This Proxy Statement, and in particular the sections entitled "Compensation Discussion and Analysis" and "Executive Compensation and Related Information—Potential Payments Upon Termination or Change in Control", contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These include statements regarding future events and the future results of the Company and the employment of our named executive officers that are based on the beliefs and assumptions of our management as well as certain scenarios required by the federal securities laws rules and regulations. These statements are based on current expectations and beliefs of Charles River as well as particular hypothetical situations, and involve a number of risks, uncertainties, and assumptions that are difficult to predict, including the employment prospects of our named executives upon a change-in-control and the value of their benefits upon such events. You should not rely on forward-looking statements because they are predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our Form 10-K for the fiscal year ended December 29, 2007 under the sections entitled "Risks Related to Our Business and Industry," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in our press releases and other financial filings with the Securities and Exchange Commission. We have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or risks.

Other Business

        The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By order of the Board of Directors: Joanne P. Acford Corporate Secretary

Wilmington, Massachusetts
April 2, 2008

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

APPENDIX A

Charles River Laboratories International, Inc.
Charles River Laboratories, Inc.

Corporate Governance Guidelines

February 2008

        The Board of Directors has developed corporate governance practices to help it fulfill its responsibility to the shareholders to oversee the work of management and the Company's business results. These practices are memorialized in the Company's Corporate Governance Guidelines, below. They are also intended to align the interests of directors and management with those of the Company's shareholders. These guidelines are subject to future refinement or changes as the Board may find necessary or advisable for the Company in order to achieve these objectives.

Board Composition and Selection; Independent Directors

1.
Board Size.    The Corporate Governance and Nominating Committee (the "Committee", in conjunction with the Chairman and Chief Executive Officer ("CEO"), considers and makes recommendations to the Board concerning the appropriate size and needs of the Board and periodically evaluates whether a larger or smaller slate of directors would be preferable. The Committee recommends that the Board consist of no less than 7 and no more than 11 directors, absent unusual circumstances such as an acquisition or an unexpected vacancy.

2.
Selection of Board Members.    All Board members are elected annually by the Company's shareholders, except as noted below with respect to vacancies. The Corporate Governance and Nominating Committee does not solicit director nominations. However, the Committee will consider properly submitted director candidates recommended by shareholders. Recommendations for consideration for nominees at the annual meeting of shareholders must be received not less than 120 days before the first anniversary of the date of the Company's proxy statement related to shareholders in conjunction with the previous year's meeting. Shareholders may propose nominees for consideration by the Committee by submitting the names and supporting information to the Secretary, Charles River Laboratories, Inc., 251 Ballardvale St., Wilmington, MA 01887. Each year at the Company's annual meeting, the Board recommends a slate of directors for election by shareholders. The Board's recommendations are based on its determination (using advice and information supplied by the Corporate Governance and Nominating Committee) as to the suitability of each individual, and the slate as a whole, to serve as directors of the Company, taking into account the membership criteria discussed below. The Board may fill vacancies in existing or new director positions. Such directors elected by the Board serve only until the next election of directors unless elected by the shareholders to a further term at that time.

3.
Board Membership Criteria.    The Corporate Governance and Nominating Committee has established criteria for Board membership, which includes the criteria set forth in these Corporate Governance Guidelines, and recommends individuals for membership on the Company's Board of Directors to the full Board. In evaluating the suitability of individual Board nominees, the Corporate Governance and Nominating Committee takes into account many factors, including a candidate's character, judgment, business experience, acumen, and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to shareholders a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board.

4.
Director Orientation and Continuing Education.    The Company has an orientation process for new Board members that includes materials about the Company and the industry, meetings with senior management and visits to the Company. All new members of the Board are strongly encouraged to participate in the Company's orientation program for directors. Other directors may also attend the orientation program. All directors will be offered the opportunity and encouraged to participate in continuing education programs in order to stay current and knowledgeable about their roles and responsibilities as directors. Such orientation and continuing education programs shall be overseen by the Corporate Governance and Nominating Committee.

5.
Board Composition—Majority of Independent Directors.    It is the Company's policy that the Board consist of a majority of independent directors as defined under the rules of the New York Stock Exchange and the Securities and Exchange Commission and as further determined pursuant to these Guidelines and under Director Qualification Standards recommended by the Corporate Governance and Nominating Committee and approved by the Board. In addition to applying these Guidelines, the Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of person or organization with which the director has an affiliation. The Board will, at least annually, analyze and make a determination as to the independence of each of its Board members to ensure compliance with this policy, which such determination will be disclosed in the Company's annual proxy statement.

6.
Term Limits.    The Board does not believe it should limit the number of terms an individual may serve as a director. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of the Company's history, policies and objectives. The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt new viewpoints through the evaluation and nomination process described in these guidelines.

7.
Retirement Age.    The Board believes that 75 is an appropriate retirement age for outside directors. No director who is, or would be, over the age of 75 at the expiration of his or her current term may be nominated to a new term, unless the Board waives the mandatory retirement age for a specific director in exceptional circumstances. Any such waiver must be renewed annually.

8.
Directors with Significant Job Changes.    It is the policy of the Board that when a director's principal occupation or business association changes substantially during his or her tenure as a director, such director shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board the action to be taken with respect to the resignation.

9.
Selection of CEO and Chairman.    It is the Company's current practice that the positions of Chairman of the Board and CEO be held by the same person, except in unusual circumstances. This combination has served the Company well for many years. The Board selects the Company's CEO and Chairman in the manner that it determines to be in the best interests of the Company's shareholders.

10.
Limitation on Other Board or Committee Service.    Ordinarily, Directors should not serve on more than five other boards of public companies in addition to the Company Board and the board of directors of a director's employer. For Audit Committee members, to the extent applicable, the Board will determine whether the simultaneous service on the audit committees of more than three public companies impairs a director's ability to effectively serve on the Company's audit committee and disclose such determination in accordance with the rules of the New York Stock Exchange. Service on boards and/or committees of other organizations must be consistent with the Company's conflict of interest policies.

11.
Lead Director.    An independent director shall be designated by the Board, based on the recommendation of the Corporate Governance and Nominating Committee, as the Lead Director. The Lead Director shall assume the responsibility of ensuring that the Board is acting in conformity with good corporate governance practices and in the long-term best interests of the Company. While the rotation of the Lead Director, among the independent directors will be considered periodically, rotation is not required because the Board believes that there are significant benefits to continuity. The Lead Director shall assume additional responsibilities, including the following:

•
Advising the Chairman of the Board:

•
as to appropriate scheduling for Board meetings;

•
with respect to the quality, quantity and timeliness of information provided from Company management to the Board; and

•
with respect to the agendas of Board and committee meetings

•
Developing agendas for and presiding over executive sessions of the Board's non-management directors; and

•
Assisting the Board and the Corporate Governance and Nominating Committee in monitoring and implementing these Corporate Governance Guidelines.

12.
Conflicts of Interest.    To help maintain the independence of the Board, all directors are required to deal at arm's length with the Company and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest. If an actual or potential conflict of interest develops because of a change in the business of the Company or a subsidiary, or in a director's circumstances (for example, significant and ongoing competition between the Company and a business with which the director or an immediate family member of the director is affiliated), the director should report the matter immediately to the Corporate Governance and Nominating Committee for evaluation and appropriate resolution. In addition, if any such actual or potential conflict of interest develops that might be categorized as a "Transaction" under the Company's Related Person Transaction Policy, the director should report the matter immediately to the Corporate Secretary and/or the Chairman of the Audit Committee for evaluation and appropriate resolution. If a director has a personal interest in a matter before the Board, the director shall disclose the interest to the full Board, shall recuse himself or herself from participation in the discussion, and shall not vote on the matter.

13.
Communications.    The Chairman and CEO is responsible for establishing effective communication with the Company's stakeholder groups, i.e., shareholders, customers, communities, suppliers, creditors, governments and corporate partners. It is the policy of the Company that management speaks for the Company. This policy does not preclude outside directors with meeting with shareholders, but it is suggested that any such meetings be held with management present.

14.
Attendance at Annual Meetings of Shareholders.    It is the policy of the Company that at all members of the Board of Directors attend each annual meeting of shareholders absent special circumstances.

Director Responsibilities

        The Board acts as the ultimate decision-making body of the Company and advises and oversees management, who are responsible for the day-to-day operations and management of the Company. In fulfilling these roles, each director must act in what he or she reasonably believes to be in the best interests of the Company and must exercise his or her business judgment.

1.
Participation at Board Meetings.    The Company expects directors to be active and engaged in discharging their duties and to keep themselves informed about the business and operations of the

  Company. Absent extenuating circumstances, Board members are expected to attend all Board meetings and the meetings of the committees on which they serve and to prepare themselves for these meetings. Any written materials which would assist directors in preparing for a Board or committee meeting shall be distributed to the directors in advance of the meeting, to the extent possible, and directors are expected to review such materials prior to the meeting.

2.
Company Performance and Corporate Strategy.    The Board reviews the Company's financial performance on a regular basis at Board meetings and through periodic updates. The Board also reviews and approves, at least annually, the Company's long-term strategy, and assesses its strategic, competitive and financial performance, on both an absolute basis and in relation to the performance, practices and policies of its peers and competitors.

Board Meetings; Involvement of Senior Management

1.
Board Meetings—Frequency and Agenda.    The Board believes it is imperative to meet frequently with management in order to stay current with the business. To this end, the Board has determined to meet at least once per quarter, and more frequently as the Chairman or any member of the Board requests. The Chairman and CEO, taking into account recommendations from the Lead Director and other members of the Board, will set the agenda for each Board meeting, and will distribute the agenda in advance to each director.

2.
Advance Distribution of Materials.    All information and data that is relevant to the Board's understanding of matters to be discussed at an upcoming Board meeting where feasible will be distributed in writing or electronically to all members of the Board in advance of the meeting. This will help facilitate the efficient use of time at Board meetings to deliberate and make decisions on key Company issues. In preparing this information, management should ensure that the materials being distributed are as concise as possible while giving directors sufficient information to make informed decisions. The Board acknowledges that certain items to be discussed at Board meetings are of an extremely sensitive nature and that the distribution of materials on these matters prior to Board meetings may not be appropriate.

3.
Access to Management, Employees and Independent Advisors.    The Board will have free access to management and all other employees of the Company and to its outside counsel and auditors in order to ensure that directors can ask all questions and obtain all information necessary to fulfill their duties. The Board may specify a protocol for making such inquiries. Management is encouraged to invite Company personnel to any Board meeting at which their presence and expertise would help the Board to have a full understanding of matters being considered. The Board is authorized to hire independent legal, financial or other advisors as they may consider necessary, without conferring with or obtaining the approval of management.

4.
Executive Sessions of Independent Directors.    The independent directors of the Company will meet in executive session without management directors or management present at least two times each year. Executive sessions of the independent directors will be called and chaired by the Lead Director. These executive session discussions may include such topics as the independent directors determine, provided, however, that all actions of the Board (including decisions on any significant matters) will be taken separately at a full Board meeting.

Performance Evaluations; Succession Planning

1.
Annual Management Evaluation.    At least annually, the Corporate Governance and Nominating Committee will conduct a review of the performance of the CEO and Compensation Committee will conduct a review of the performance of the senior management (who are members of the management executive committee) against preset goals. The Corporate Governance and Nominating Committee establishes the evaluation process and determines the specific criteria on which the performance of the CEO is evaluated and the Compensation Committee establishes the evaluation process and determines the specific criteria on which the performance of the balance of senior management is evaluated. The Committees will present their findings to the full Board. The Board will review the Committees' reports in order to ensure that the CEO's and management's performance is satisfactory and that the CEO and management are providing the best leadership for the Company in the long and short-term. In addition, the findings of the Corporate Governance and Nominating Committee's evaluation of the performance of the CEO shall be shared with the Compensation Committee in order to facilitate its' determination of the CEO's compensation level.

2.
Succession Planning.    The Board works with the CEO to plan for CEO succession, as well as to develop plans for interim succession for the CEO in the event of the incapacitation, retirement, removal or other unexpected occurrence affecting the CEO. Succession planning is reviewed by the Board as it deems warranted. To assist the Board with succession planning, the CEO annually provides the Compensation Committee with an assessment of senior officers and of their potential to succeed him.

3.
Board and Committee Self-Evaluation.    The Corporate Governance and Nominating Committee is responsible for conducting an annual evaluation of the performance of the full Board and its committees to determine whether it and the committees are functioning effectively. This process shall also include annual self-assessments by each Board committee, relying on a review process similar to that used by the Board, with performance criteria for each committee established on the basis of its charter. The Corporate Governance and Nominating Committee shall report its conclusions to the Board. The Corporate Governance and Nominating Committee's report should generally include an assessment of the Board's and committees' compliance with the principles set forth in these guidelines, as well as identification of areas in which the Board and/or any committee could improve performance.

4.
Evaluation of Individual Director Performance.    It is the policy of the Board to have the Corporate Governance and Nominating Committee assess the performance of each individual director standing for re-election at the next shareholders' meeting. This performance assessment addresses factors such as each director's meeting attendance, core competencies, independence and level of commitment. The Corporate Governance and Nominating Committee shall consider not only an individual's qualities, performance and professional responsibilities, but also the then composition of the Board and the challenges and needs of the Board at that time. The Corporate Governance and Nominating Committee shall also consider the impact of any change in the principal occupation of existing directors. Upon completion of the individual director evaluation process, the Committee shall report to the full Board its conclusions and recommendations for nominations to the Board.

  The Corporate Governance and Nominating Committee will also review and consider the performance of any individual director if a situation were to arise that interfered with the proper performance of his or her duties as a member of the Board.

Compensation and Stock Ownership

1.
Board Compensation Review.    The Corporate Governance and Nominating Committee shall review and approve compensation (including stock grants and other equity-based compensation) for the Company's directors. All non-employee Board members are compensated for their service as Directors, as well as being reimbursed for expenses incurred in attending Board and Committee meetings. Such compensation may be in the form of annual cash fees, stock option grants, grants of restricted stock and other forms of compensation as approved and/or ratified by the full Board. Company management will report to the Corporate Governance and Nominating Committee on a periodic basis as to how the Company's director compensation practices compare with those of other similar public corporations.

2.
Audit Committee Compensation.    Audit Committee members may not receive any consulting, advisory or other compensatory fee from the Company other than director's compensation for their Committee and Board service. Members of the Audit Committee may continue to receive annual cash fees, meeting fees and option grants as part of their compensation for their Committee and Board service.

3.
Director Stock Ownership.    The Board believes that, in order to align the interests of directors and shareholders, directors should, to the extent permissible, have a significant financial stake in the Company. In furtherance of this policy, the Board believes that each director who has served on the Board for at least 3 years should own a minimum of 5,000 shares of Company common stock (excluding option holdings, stock subject to future vesting requirement, or other similar unvested and inchoate equity holdings); provided, however that Board members who are subject to third party restrictions on their stock holdings (e.g., certain academic institutions) shall be permitted to own stock in an amount that is appropriate for them in light of such other restrictions. Notwithstanding the foregoing, each director who was elected to the Board on May 8, 2007 will have until May 8, 2010 to come into compliance with this policy and, until such date, each such director will instead be required to own a minimum of $100,000 in shares of Company common stock utilizing an assumed per share value based upon the average of the closing price of the Company's common stock for each of the previous four (4) fiscal quarters (although it is strongly encouraged by the Board that all directors come into compliance with the current policy at the earliest feasible date). The Board will evaluate whether exceptions should be made in the case of any director who, due to his or her unique financial circumstances, would incur a hardship by complying with this requirement.

4.
Selling Company Stock/Exercising Stock Options.    The Board believes there is no justification in adopting specific restrictions on sales of Company stock by directors. However, the Board believes that when directors decide to sell Company stock, the Company does benefit from orderly and planned sales. Accordingly, when a Board member wishes to sell Company stock, the director is encouraged to sell through the use of Rule 10b5-1 plans, which plans must be approved by the General Counsel in accordance with the Company's Policy Concerning Trading Policies and Conflicts of Interest ("Insider Trading Policy"). Each approved plan must be provided to the Company's legal department for administrative purposes. The Board also believes it is in the Company's best interest to prohibit directors from hedging or margin borrowing of Company stock. All sales and purchases of Company stock by the members of the Board will be posted on, or made accessible through, the Company's website promptly following the filing of the respective Form 4.

5.
Charitable Contributions.    Proposed sizeable charitable contributions or pledges of charitable contributions by the Company to an entity of which a director or a member of his or her immediate family serves as a director, officer, employee or member of such entity's fund-raising organization, shall be subject to prior review and approval by the Corporate Governance and Nominating Committee. In the context of such review and approval, the Corporate Governance and Nominating Committee shall take into account the impact that such contribution or pledge might have, if any, on the independence of such director, as set forth under the Company's Director Qualification Standards

6.
Loans to Directors.    The Company will not make any personal loans or extensions of credit to directors.

Committees

1.
Number and Type of Committees.    The Board has four committees—Executive, Audit, Compensation, Corporate Governance and Nominating. The Board may add new committees or remove existing committees as it deems advisable for purposes of fulfilling its primary responsibilities. The Compensation Committee and the Corporate Governance and Nominating Committee will meet at least two times each year, and the Audit Committee will meet at least quarterly. Each committee will perform its duties as assigned by the Board of Directors in compliance with Company bylaws. These may be described briefly as follows:

  •
  Executive Committee.    While it is the general policy of the Company that all major decisions be considered by the Board as a whole, the Board has delegated authority to an Executive Committee to act on its behalf between regularly scheduled Board meetings or when authority has been specifically delegated to the Executive Committee by the full Board. The Executive Committee shall consist of the Chairman of the Board and the Chairs of each of the Board committees.

  •
  Audit Committee.    The Audit Committee assists the Board in, among other things, its oversight of the integrity of the Company's financial statements; the qualifications, independence and performance of the Company's independent auditors; and compliance with legal and regulatory requirements. The Audit Committee reviews the work of the Company's internal accounting and audit processes. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company's independent auditors. The Committee engages the Company's independent auditors in accordance with the Policy on Audit, Audit-Related and Non-Audit Services. The Audit Committee also has oversight responsibility with respect to the Company's Related Person Transaction Policy.

  •
  Compensation Committee.    The Compensation Committee reviews compensation benefits structure, policies, and procedures to ensure that legal and fiduciary responsibilities of the Board are carried out and that such structure, policies, and procedures contribute to the success of the Company. In addition, the Compensation Committee reviews, approves and makes recommendations of the Company's compensation and benefits policies generally, including incentive and equity-based compensation plans, to ensure that they meet corporate objectives. The Compensation Committee also administers the Company's incentive and equity-based compensation plans, reviews the performance and determines compensation of the CEO and reviews the CEO's recommendations on performance and compensation for all Company officers. The Committee reports the results of its reviews and any action it takes with respect to the compensation of the Company's CEO and other senior executives (who are members of the management executive committee) to the Board.

  •
  Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee oversees matters of corporate governance, including Board performance and considers director nominees, including those submitted by shareholders in accordance with the By-laws. The Committee also makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, participation and size of the Board, changes in the organization and procedures of the Board and compensation of non-employee directors. This Committee also performs other duties as are described elsewhere in these guidelines.

2.
Composition of Committees; Committee Chairpersons.    Each of the Audit, Compensation, and Corporate Governance and Nominating Committees will at all times consist solely of independent directors meeting the independence requirements of the New York Stock Exchange. The Board is responsible for the appointment of committee members and committee chairpersons, based upon the recommendation of the Corporate Governance and Nominating Committee and according to criteria that it determines to be in the best interest of the Company and its shareholders. While the rotation of committee members and committee chairs will be considered periodically, rotation is not required because the Board believes there are significant benefits attributable to continuity and experience gained in service on a particular committee over time.

Officers

1.
Section 16 Officers.    At least annually, the Board will review the list of employees designated as Section 16 officers to determine whether any changes need to be made to the designated group. It is the general policy of the Board that, consistent with Section 16(a) of the Securities Exchange Act of 1934, as amended, only the following employees of the Company be designated as Section 16 officers:

•
President and chief executive officer;

•
Any vice president (or higher officer) in charge of a principal business unit, division or function (such as sales, administration or finance);

•
Principal financial officer;

•
Principal accounting officer (or if there is none, the controller); and

•
Any other person who performs similar policy-making functions for the Company.

  Notwithstanding any designation by the Board, the Company's General Counsel (in consultation with outside legal counsel, if necessary) is authorized to make determinations as to the Section 16 status for any employee of the Company.

2.
Minimum Stock Ownership for Officers.    The Board believes that, in order to align the interests of the Company's senior management and its shareholders, officers should have a significant financial stake in the Company. In furtherance of this policy, the Board believes that, within four years of attaining a title listed below, such officers of the Company shall hold Company stock (excluding stock options) worth at least the specified amount set forth below:

CEO	4X base salary	Sr. VP	2X base salary
EVP	3X base salary	VP	1X base salary

  In order to facilitate the determination of the value of Company stock held at any time and reduce the possibility that unusual swings in Company stock prices will inadvertently impact compliance with this policy, the Company will utilize an assumed per share value based upon the average of the closing price of the Company's common stock for each of the previous four (4) fiscal quarters. In addition, for purposes of clarity, (A) officer base salary means the actual base salary at the time of calculation and (B) compliance with stock ownership requirements will be determined using local currency for the base salary and converting the average closing price of the Company's common stock into local currency, if applicable. The Board will evaluate whether exceptions should be made in the case of any officer who, due to his or her unique financial circumstances, would incur a hardship by complying with this requirement.

3.
Selling Company Stock/Exercising Stock Options.    The Board believes there is no justification in adopting specific restrictions on officers' stock sales. However, the Board believes that when officers decide to sell Company stock, the Company does benefit from orderly and planned sales. Accordingly, the Board recommends that Section 16 officers sell Company stock principally through the use of Rule 10b5-1 plans, which plans must be approved by the General Counsel in accordance with the Company's Insider Trading Policy. Each approved plan must be provided to the Company's legal department for administrative purposes. The Board also believes it is in the Company's best interest to prohibit officers of the Company from hedging or margin borrowing of Company stock. All sales and purchases of Company stock by the Company's Section 16 officers will be posted on, or made accessible through, the Company's website promptly following the filing of the respective Form 4.

4.
Loans to Executive Officers.    The Company will not make any personal loans or extensions of credit to executive officers of the Company.

  These governance principles are reviewed by the Board from time to time.

Director Qualification Standards for Independence

        Annually, the Board analyzes and makes an affirmative determination as to the independence of its Board members to ensure that a majority of the Board consists of independent directors. The Board has adopted the following Director Qualification Standards to assist it in determining director independence. These Standards either meet or exceed the independence requirements of the New York Stock Exchange. A fundamental premise of the standards is that any permitted transaction between the Company and a director, any immediate family member of a director or their primary business affiliations shall be on arms-length, market terms.

        1.     The Board has adopted a test for a material relationship that would impair a director's independence. The Board has determined that "material relationships" include commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. The Board has also determined that a "material relationship" exists when, within the preceding three years, a director is or has been an executive officer or employee, or whose immediate family member is or has been an executive officer, of a customer of or vendor to the Company which (a) received or is expected to receive payments from the Company for property or services in an amount which exceeds the greater of $1 million or 2% or more of its consolidated gross revenues, or (b) makes payments to or is expected to make payments to the Company for property or services in an amount which exceeds the greater of $1 million or 2% or more of its consolidated gross revenues. A "material relationship" does not exist when a director is an executive or retired executive of a customer or vendor of the Company, unless the threshold has been met. For purposes of this determination, if the customer or vendor is an academic or not-for-profit entity, the consolidated gross revenues of such entity shall be determined net of any charitable contributions such organization receives, and the Board shall determine the relative amounts necessary for the determination of the existence of a "material relationship" utilizing the best information available to it after reasonable inquiry and investigation.

        2.     A director will not be independent if, at the time of the independence determination, during the prior three fiscal years, the director served as an officer, director or trustee of a charitable organization and the Company's charitable contributions to the organization exceed the greater of $1 million or 2% of that organization's consolidated gross revenues during any of its last three completed fiscal years.

        3.     A director will not be considered independent if, within the preceding three years:

          (a)   the director was employed by the Company or an immediate family member of the director was employed by the Company as an executive officer;

          (b)   the director, or an immediate family member of the director, received more than $100,000 in any 12-month period in direct compensation from the Company (other than director's fees and pension or other forms of deferred compensation for prior service with the Company);

          (c)   the director was affiliated with or employed by the Company's independent auditor, or an immediate family member of the director was affiliated with or employed by the Company's independent auditor as a partner, principal, manager, or in any other professional capacity;

          (d)   an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

        4.     A director will not be considered independent if:

          (a)   the director or a family member* is a current partner of the Company's internal or external audit firm, or the director is a current employee of such firm;

*
For this section only, "family member" means the director's spouse, minor child or stepchild, or an adult child or stepchild sharing a home with the director.

          (b)   the director has a family member* who is a current employee of the Company's internal or external audit firm and participates in the firm's audit assurance or tax compliance (but not tax planning) practice; or

          (c)   the director or a family member* was within the last three years (but is no longer) a partner or employee of the Company's internal or external audit firm and personally worked on the Company's audit.

        5.     In addition to the requirement that a majority of the Board satisfy the independence standards discussed herein, members of the Audit Committee must also satisfy an additional NYSE independence requirement. Specifically, Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than director's compensation for their Committee and Board service. Members of the Audit Committee may continue to receive option grants or other equity awards as part of their compensation for their Board and Committee service.

Proxy

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

251 Ballardvale Street
Wilmington, MA 01887
(781) 222-6000

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2008

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Stockholders to be held at 8:30 a.m. on Thursday, May 8, 2008 at Charles River Laboratories International, Inc., 255 Ballardvale Street, Wilmington, MA 01887,  and hereby appoints James C. Foster, Thomas F. Ackerman and Joanne P. Acford, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

This Proxy may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence.

This Proxy when executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CHARLES RIVER LABORATORIES
INTERNATIONAL, INC.

Annual Meeting Proxy Card

A. Proposals - The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposals 2 and 3.

1.

Election of Directors: 01 -  James C. Foster, 02 — Nancy T. Chang, 03-  Stephen D. Chubb, 04 - George E. Massaro, 05  -  George M. Milne, Jr., 06 — C. Richard Reese 07 - Douglas E. Rogers, 08 - Samuel O. Thier, 09 - William H. Waltrip.

	☐	Mark here to Vote FOR All Nominees
	☐	Mark here to WITHOLD Vote From All Nominees
	☐	FOR ALL EXCEPT	To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right	01 - ☐ 02 - ☐ 03- ☐ 04 - ☐ 05 - ☐ 06 - ☐ 07- ☐ 08 - ☐ 09- ☐

		FOR	AGAINST	ABSTAIN
2.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public registered public accounting firm for the fiscal year ending December 27, 2008	☐	☐	☐

	B. Non-Voting Items Change of				Meeting Attendance — Mark box to the right if you plan to attend the annual meeting	☐

Address — Please print new address below

C.  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Signature 1 — Please keep signature within the box:	Signature 2 — Please keep signature within the box:	Date (mm/dd/yyyy):

QuickLinks

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To be Held on May 8, 2008
PROPOSAL ONE ELECTION OF DIRECTORS
NOMINEES FOR DIRECTORS
PROPOSAL TWO RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BENEFICIAL OWNERSHIP OF SECURITIES
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION AND RELATED INFORMATION 2007 Summary Compensation Table
2007 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2007 Year-End
2007 Option Exercises and Stock Vested
2007 Pension Benefits
2007 Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change in Control
2007 Director Compensation
REPORT OF THE AUDIT COMMITTEE
OTHER MATTERS
  APPENDIX A
Director Qualification Standards for Independence